Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of November 2, 2014,

among

LABORATORY CORPORATION OF AMERICA HOLDINGS,

NEON MERGER SUB INC.

and

COVANCE INC.

TABLE OF CONTENTS
Page

ARTICLE I

The Merger

Section 1.01. The Merger	1
Section 1.02. Closing	1
Section 1.03. Effective Time	2
Section 1.04. Effects of the Merger	2
Section 1.05. Certificate of Incorporation and Bylaws	2
Section 1.06. Directors	2
Section 1.07. Officers	2

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;
Company Equity Awards

Section 2.01. Effect on Capital Stock	2
Section 2.02. Exchange Fund	4
Section 2.03. Company Equity Awards	7

ARTICLE III

Representations and Warranties

Section 3.01. Representations and Warranties of the Company	9
Section 3.02. Representations and Warranties of Parent and Sub	28

ARTICLE IV

Covenants Relating to Conduct of Business

Section 4.01. Conduct of Business	37
Section 4.02. No Solicitation	43

ARTICLE V

Additional Agreements

Section 5.01. Preparation of the Proxy Statement; Company Stockholders’ Meeting	46
Section 5.02. Access to Information; Confidentiality	48
Section 5.03. Reasonable Best Efforts	49
Section 5.04. Benefit Plans	51

ARTICLE VI

Conditions Precedent

Section 6.01. Conditions to Each Party’s Obligation to Effect the Merger	63
Section 6.02. Conditions to Obligations of Parent and Sub	64
Section 6.03. Conditions to Obligation of the Company	65
Section 6.04. Frustration of Closing Conditions	65

ARTICLE VII

Termination, Amendment and Waiver

Section 7.01. Termination	66
Section 7.02. Effect of Termination	67
Section 7.03. Amendment	67
Section 7.04. Extension; Waiver	68

ARTICLE VIII

General Provisions

Annex I                      Index of Defined Terms

Exhibit A                      Form of Certificate of Incorporation of the Surviving Corporation

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 2, 2014, among LABORATORY CORPORATION OF AMERICA HOLDINGS, a Delaware corporation (“Parent”), NEON MERGER SUB INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Sub”), and COVANCE INC., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of each of the Company and Sub has unanimously approved and declared advisable and resolved to recommend to its respective stockholders the adoption of, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than (a) shares of Company Common Stock directly owned by the Company, as treasury stock, or by Parent or Sub, (b) shares of Company Common Stock owned directly by any wholly owned Subsidiary of the Company or of Parent (other than Sub), (c) the Appraisal Shares and (d) shares of Rollover Restricted Stock (as defined in Section 8.03), will be converted into the right to receive the Merger Consideration; and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly owned Subsidiary of Parent.

SECTION 1.02.  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on the second business day after satisfaction or (to the extent permitted by Law) waiver of all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, unless another time, date or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.  Effective Time.  Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, Parent, Sub and the Company shall file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and shall make all other filings and recordings required under the DGCL.  The Merger shall become effective at such date and time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such subsequent date and time as Parent and the Company shall agree and specify in the Certificate of Merger.  The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time”.

SECTION 1.04.  Effects of the Merger.  The Merger shall have the effects set forth in applicable provisions of the DGCL and this Agreement.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.05.  Certificate of Incorporation and Bylaws.  The certificate of incorporation and bylaws of the Surviving Corporation shall be amended at the Effective Time to be the certificate of incorporation and bylaws of Sub as in effect immediately prior to the Effective Time (except as to the name of the Surviving Corporation, which shall be Covance Inc.) until thereafter changed or amended as provided therein or by applicable Law.  The form of such amended certificate of incorporation of the Surviving Corporation is attached hereto as Exhibit A.

SECTION 1.06.  Directors.  The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 1.07.  Officers.  The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange Fund;
Company Equity Awards

SECTION 2.01.  Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Sub or the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

(a)  Capital Stock of Sub.  Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)  Cancelation of Treasury Stock and Parent-Owned Stock.  Each share of Company Common Stock that is directly owned by the Company, as treasury stock, or by Parent or Sub immediately prior to the Effective Time, shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)  Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Restricted Stock that become vested pursuant to Section 2.03(b), but excluding shares of Rollover Restricted Stock described in Section 2.03(e), shares to be canceled in accordance with Section 2.01(b), and, except as provided in Section 2.01(d), the Appraisal Shares) shall be converted into the right to receive (i) $75.76 in cash, without interest (the “Cash Consideration”), and (ii) 0.2686 validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”).  At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any declared dividends with a record date prior to the Effective Time that remain unpaid at the Effective Time and that are due to such holder and cash in lieu of any fractional shares payable pursuant to Section 2.02(i), without interest, in each case to be issued or paid in consideration therefor upon surrender of the applicable Certificate in accordance with Section 2.02(b).

(d)  Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262.  At the Effective Time, the Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive any dividends in accordance with Section 2.02(c) and the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262.  Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.01(c), without any interest thereon.  The Company shall give prompt notice to Parent of any demands for appraisal of any shares of

Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

(e)  Adjustments to Merger Consideration.  The Merger Consideration and any payment contemplated by Section 2.03 shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of the Company or of securities convertible into Company Common Stock and any dividend or distribution of securities of a Subsidiary of Parent or of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock or Parent Common Stock with a record date occurring on or after the date hereof and prior to the Effective Time.

SECTION 2.02.  Exchange Fund.  (a)  Exchange Agent.  Prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Exchange Agent in a form reasonably acceptable to the Company.  At or prior to the Effective Time, Parent shall deposit, or shall cause the Surviving Corporation to deposit, with the Exchange Agent (i) that number of whole uncertificated or certificated shares representing the number of shares of Parent Common Stock sufficient to pay the aggregate Stock Consideration pursuant to Section 2.01(c), (ii) cash in an amount sufficient to pay the aggregate Cash Consideration pursuant to Section 2.01(c) and (iii) cash in an amount sufficient to make all requisite payments of cash in lieu of fractional shares pursuant to Section 2.02(i).  In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time on or after the Effective Time, an amount in cash sufficient to pay any dividends or other distributions payable pursuant to Section 2.02(c) or 2.02(j).  The shares of Parent Common Stock and cash deposited with the Exchange Agent are referred to in this Agreement as the “Exchange Fund”.

(b)  Exchange Procedures.  As promptly as practicable after the Effective Time, but in any event within two business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.  Each holder of record of a Certificate shall, upon surrender to the Exchange Agent of such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.02(g)), together with such letter of transmittal, duly executed, and such other customary documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.01(c) and this Article II, that number of whole shares of Parent Common Stock representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.01(c) and this Article II, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.02(i) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.02(c) or 2.02(j), and the Certificate so surrendered shall forthwith be canceled.  In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any fiduciary or surety bonds or any transfer or other similar Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender cash in the amount equal to the Cash Consideration that such holder has the right to receive pursuant to Section 2.01(c) and this Article II, that number of whole shares of Parent Common Stock representing the Stock Consideration that such holder has the right to receive pursuant to Section 2.01(c) and this Article II, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 2.02(i) and any dividends or other distributions such holder is entitled to receive pursuant to Section 2.02(c) or 2.02(j).  No interest shall be paid or will accrue on any consideration payable to holders of Certificates pursuant to the provisions of this Article II.

(c)  No Further Ownership Rights in Company Common Stock.  The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable pursuant to Section 2.02(i) paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock canceled pursuant to Section 2.01(c) and any related Certificates, subject, however, to the Surviving Corporation’s obligation to pay all declared dividends with a record date prior to the Effective Time that remain unpaid at the Effective Time.  At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.

(d)  Termination of the Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed for six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent and the Surviving Corporation for, and Parent and the Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i)), in each case without any interest thereon, pursuant to the provisions of this Article II.

(e)  No Liability.  None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions from the Exchange Fund delivered to a public official in compliance with any applicable state, Federal or other abandoned property, escheat or similar Law.  If any Certificate has not been surrendered prior to the date on which the related Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i)) would escheat to or become the property of any Governmental Entity, any such Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i)) shall, to the extent permitted by applicable Law, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

(f)  Investment of Exchange Fund.  The Exchange Agent shall invest the cash in the Exchange Fund as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) and, in any such case, no instrument or investment shall have a maturity exceeding three months.  Any interest and other income resulting from such investments shall be paid solely to Parent.  To the extent there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to fully satisfy such cash payment obligations.  Nothing contained herein and no investment losses resulting from investment of the Exchange Fund shall diminish the rights of any former holder of Company Common Stock or holder of Certificates to receive the Merger Consideration as provided herein.

(g)  Lost Certificates.  If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond or surety in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, together with the submission of a duly executed letter of transmittal and such other customary documents as may reasonably be required by the Exchange Agent, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(j) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(i) with respect thereto.

(h)  Withholding Rights.  Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Restricted Stock or any holder of a Company Stock Option, Company RSU or Company Deferred Stock Unit, such amounts as Parent, the Surviving Corporation or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, a holder of shares of Company Restricted Stock or a holder of the Company Stock Option, Company RSU or Company Deferred Stock Unit, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

(i)  No Fractional Shares. No certificates or scrip representing fractional shares or book-entry credit of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or upon the conversion of shares of Company Common Stock, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent.  Each former holder of Company Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (rounded to the nearest cent) equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder that) would otherwise be entitled by (B) Average Parent Stock Price.  The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.  “Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the New York Stock Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the Effective Time.

(j)  Distributions with Respect to Unexchanged Shares of Parent Common Stock.  No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(i), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II.  Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(i) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

SECTION 2.03.  Company Equity Awards.  As soon as reasonably practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate,

any committee administering any Company Stock Plan) shall adopt such resolutions and take such other actions as may be required to provide that:

(a)  at the Effective Time, each unexercised Company Stock Option that is outstanding immediately prior to the Effective Time, whether or not vested or exercisable, shall be canceled, with the holder of such Company Stock Option becoming entitled to receive an amount in cash equal to (i) the excess, if any, of (A) the sum of (1) the Stock Consideration multiplied by the Average Parent Stock Price plus (2) the Cash Consideration (such sum, the “Per Share Option Equivalent Amount”) over (B) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (ii) the number of shares of Company Common Stock that remain subject to such Company Stock Option (each such amount, an “Option Amount”); and the Option Amounts shall be paid as promptly as practicable following, but in no event later than ten business days after, the Effective Time, without interest, and Parent shall cause the Surviving Corporation to make such payments in accordance with the Company’s payroll procedures; provided, that any Company Stock Option that has an exercise price per share of Company Common Stock that is greater than or equal to the Per Share Option Equivalent Amount shall be cancelled for no consideration;

(b)  at the Effective Time, with respect to each award of Company Restricted Stock (other than any award of Rollover Restricted Stock) that is then outstanding, a number of shares of Company Restricted Stock equal to the sum of (1) the number of shares of Company Restricted Stock that have been issued as of immediately prior to the Effective Time plus (2) one-half the number of additional shares of Company Restricted Stock or Company Common Stock that could be issued pursuant to the award agreement governing such award, assuming maximum achievement of all applicable performance goals for performance periods that have not been completed as of the Effective Time (subject to Section 2.03(b) of the Company Disclosure Letter), shall vest in full and become free of restrictions as of the Effective Time and, at the Effective Time, shall be canceled and converted into the right to receive the Merger Consideration (the “Restricted Stock Consideration”) in accordance with Section 2.01(c); such award shall otherwise lapse; and the Restricted Stock Consideration shall be paid as promptly as practicable following, but in no event later than ten business days after, the Effective Time, without interest, and Parent shall cause the Surviving Corporation to make such payments in accordance with the Company’s payroll procedures; and any dividends accrued pursuant to the terms of any such share of Company Restricted Stock that is outstanding immediately prior to the Effective Time and that are unpaid as of the Effective Time shall be paid in cash by the Company to the holder thereof as promptly as practicable following, but in no event later than ten business days after, the Effective Time;

(c)  at the Effective Time, with respect to each Company RSU that is outstanding immediately prior to the Effective Time, such Company RSU shall be canceled, with the holder of such Company RSU becoming entitled to receive an amount in cash equal to (i) the sum of (A) the Stock Consideration multiplied by the Average Parent Stock Price plus (B) the Cash Consideration, multiplied by (ii) the number of shares of Company Common Stock that remain subject to such Company RSU (each such amount, an “RSU Amount”); and the RSU Amounts shall be paid as promptly as practicable following, but in no event later than ten business days after, the Effective Time, without interest, and Parent shall cause the Surviving Corporation to make such payments in accordance with the Company’s payroll procedures; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A;

(d)  at the Effective Time, each stock unit credited to the account of any participant in the Company’s Non-Employee Directors Deferred Stock Plan that is payable in shares of Company Common Stock or whose value is determined with reference to the value of shares of Company Common Stock (each, a “Company Deferred Stock Unit”) and is outstanding immediately prior to the Effective Time shall vest in full and, at the Effective Time, shall be canceled and converted into the right to receive the Merger Consideration (the “Deferred Stock Unit Consideration”); and the Deferred Stock Unit Consideration shall be paid as promptly as practicable following, but in no event later than ten business days after, the Effective Time, without interest, and Parent shall cause the Surviving Corporation to make such payments in accordance with the Company’s payroll procedures; provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A; and

(e)  at the Effective Time, each award of Rollover Restricted Stock that is then outstanding will be canceled in exchange for an award of a number of shares of Parent Common Stock equal to (i) the sum of (A) the Stock Consideration plus (B)(1) the Cash Consideration divided by (2) the Average Parent Stock Price, multiplied by (ii) the number of shares of Rollover Restricted Stock that constitute such award of Rollover Restricted Stock, rounded up to the nearest whole share, on the same terms and conditions as were applicable under such award of Rollover Restricted Stock immediately prior to the Effective Time (each, a “Substituted Restricted Stock”), subject to the same terms and conditions (including vesting) as were applicable to such award of Rollover Restricted Stock immediately prior to the Effective Time; provided that, in the event that the foregoing treatment of Rollover Restricted Stock would cause a vote of the stockholders of Parent to be required under the rules and regulations of the New York Stock Exchange in order for Parent and Sub to consummate the Transactions, then, notwithstanding the foregoing, each award of Rollover Restricted Stock that is outstanding at the Effective Time will be canceled in exchange for an award (each, a “Restricted Cash Award”) representing the right to receive a cash amount equal to (i) the sum of (A) the Stock Consideration multiplied by the Average Parent Stock Price plus (B) the Cash Consideration, multiplied by (ii) the number of shares of Rollover Restricted Stock that constitute such award of Rollover Restricted Stock, and such Restricted Cash Award shall continue to vest and be settled in accordance with the terms and conditions as were applicable under such award of Rollover Restricted Stock immediately prior to the Effective Time.

ARTICLE III

Representations and Warranties

SECTION 3.01.  Representations and Warranties of the Company.  Except (x) as set forth in any report, schedule, form, statement or other document filed with, or furnished to, the Securities and Exchange Commission (the “SEC”) since January 1, 2012 by the Company and publicly available prior to the date of this Agreement (collectively, the “Company Filed SEC Documents”) (without giving effect to any amendment to any such Company Filed SEC Documents filed on or after the date of this Agreement and excluding any disclosures to the extent such disclosures are general cautionary, predictive or forward looking statements) or (y) as set forth in the Company Disclosure Letter (it being understood that any information set forth in one Section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent in light of the context and content of the disclosure (without reference to the contents of any Contract or other document that is not the subject of accompanying disclosure) that such information is relevant to such other Section or subsection), the Company represents and warrants to Parent and Sub as follows:

(a)  Organization, Standing and Corporate Power.  The Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.  Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and each of the Company’s Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company has made available to Parent prior to the execution of this Agreement a true and complete copy of the Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”) and the comparable organizational documents of each of its Subsidiaries, in each case as amended to and in effect as of the date of this Agreement.

(b)  Subsidiaries.  Section 3.01(b) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) each Subsidiary of the Company and the jurisdiction of organization thereof and (ii) the type and amount of each outstanding equity security of such Subsidiary, and the ownership interest of the Company in each such Subsidiary, as well as, the ownership interest of any other person in each such Subsidiary. All of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have, in all cases, been duly authorized and validly issued and are fully paid, nonassessable and not subject to preemptive rights, and are wholly owned, directly or indirectly, by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances, adverse claims and interests, or security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the “blue sky” Laws of the various States of the United States or similar Laws of other applicable jurisdictions) (collectively, “Liens”).  Except for its interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity interests in, any person.

(c)  Capital Structure.  (i) The authorized capital stock of the Company consists of 140,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”).  At the close of business on October 31, 2014, (i) (A) 56,705,062 shares of Company Common Stock were issued and outstanding (which number includes 1,381,368 shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, the “Company Restricted Stock”)) and (B) 25,866,310 shares of Company Common Stock were held by the Company in its treasury, (ii) 2,602,026 shares of Company Common Stock were subject to outstanding options (the “Company Stock Options”), (iii) 24,376 shares of Company Common Stock were issuable upon settlement or vesting of outstanding Company restricted stock units (the “Company RSUs”),  (iv) 32,356 shares of Company Common Stock were issuable upon settlement or vesting of outstanding Company Deferred Stock Units and (v) no shares of Company Preferred Stock were issued or outstanding or held by the Company in its treasury.  Except as set forth above, at the close of business on October 31, 2014, no shares of capital stock or other voting securities of the Company were issued or outstanding.  Since December 31, 2013, the Company has not declared or paid any dividend or declared or made any distribution on any of its capital stock.  Since October 31, 2014 to the date of this Agreement, (x) there have been no issuances by the Company of shares of capital stock or other voting securities of the Company, other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options or vesting of Company RSUs outstanding as of October 31, 2014 and (y) there have been no issuances by the Company of options, warrants, other rights to acquire shares of capital stock of the Company or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Company Common Stock.  All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  No Subsidiary of the Company owns any shares of capital stock of the Company.  There are no bonds, debentures, notes or other indebtedness of the Company that give the holders thereof the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”).  Except for any obligations pursuant to this Agreement or as otherwise set forth above, as of October 31, 2014 there are no options, warrants, rights (including preemptive, conversion, stock appreciation, redemption or repurchase rights), convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (1) obligating the Company or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of, or equity interests in, or any security convertible or exchangeable for any capital stock or other security of, or equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt, (2) obligating the Company or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to subscribe for or acquire any securities of the Company or any of its Subsidiaries, or to receive any economic interest of a nature accruing to the holders of Company Common Stock or otherwise based on the performance or value of shares of capital stock of the Company or any of its Subsidiaries.  As of the date of this Agreement, there are no outstanding obligations of the

Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, other than pursuant to the Company Stock Plans, or options, warrants or other rights to acquire shares of capital stock of the Company or any such Subsidiary other than as described above.

(ii) Section 3.01(c)(ii) of the Company Disclosure Letter sets forth a correct and complete listing of all outstanding Company Restricted Stock, Company RSUs, Company Deferred Stock Units and Company Stock Options as of October 31, 2014, setting forth the holder’s participant identification number, grant date and vesting schedule with respect to each award, and the exercise price with respect to each Company Stock Option.

(d)  Authority; Noncontravention.  (i)  The Company has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the Merger Transactions, subject, in the case of the Merger only, to receipt of the Company Stockholder Approval.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger only, to receipt of the Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  The Board of Directors of the Company duly, validly and unanimously adopted resolutions (A) approving and declaring advisable this Agreement, the Merger and the other Merger Transactions, (B) declaring that it is in the best interests of the stockholders of the Company that the Company enter into this Agreement and consummate the Merger and the other Merger Transactions on the terms and subject to the conditions set forth herein, (C) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (D) recommending that the stockholders of the Company adopt this Agreement ((A), (B), (C) and (D) being referred to herein as the “Company Board Recommendation”), which resolutions, as of the date of this Agreement, have not been rescinded, modified or withdrawn in any way.

(ii) The execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Merger Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under (other than any such Lien created in connection with any action taken by Parent or Sub or any of their respective Affiliates), any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or the comparable organizational documents of any of its Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any contract, license, lease, sublease, indenture, note, bond mortgage or other legally binding agreement, instrument or obligation, whether written or unwritten, that is in force and effect (a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or (2) any statute, law, ordinance, rule, regulation, common law, code, injunction, order, judgment, ruling, decree, writ, governmental guideline or interpretation having the force of law or permit or regulation of any Governmental Entity (collectively, “Law”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Federal, state, local or foreign government, any court of competent jurisdiction, any administrative, regulatory (including any stock exchange) or other governmental agency, commission, branch or authority or other governmental entity or body (each, a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger Transactions, except for (I) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any other filings required or advisable under any applicable foreign antitrust or competition Law, (II) the filing with the SEC of (x) the Form S-4 and (y) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Transactions, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (IV) any filings required under the rules and regulations of the New York Stock Exchange, and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)  SEC Documents; Financial Statements.  (i)  The Company has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by the Company since January 1, 2012 (the “SEC Documents”).  As of their respective dates of filing, or, in the case of SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective effective dates, or if amended or superseded prior to the date of this Agreement, then as of the date of such later filing, (A) each SEC Document complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and (B) none of the SEC Documents contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each SEC Document that is a registration statement, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. The Company has made available to Parent all material correspondence with the SEC since January 1, 2012 and, as of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company Filed SEC Documents and, to the Knowledge of the Company, as of the date of this Agreement, none of the Company Filed SEC Documents is the subject of any ongoing review by the SEC.

(ii) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of the Company included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments, none of which adjustments are expected to be material in nature or amount).

(iii) Since January 1, 2012, subject to any applicable grace periods, the Company has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(iv) The Company has timely filed or furnished and made available to Parent all certifications and statements required by Rule 13a-14 or Rule 15d-14 under the Exchange Act.  The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or Rule 15d-15(e) of the Exchange Act.  The Company maintains internal controls over financial reporting required by Rule 13a-15(f) or Rule 15d-15(f) under the Exchange Act. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any known fraud or allegation of fraud, whether or not material, that involves management or other employees who have, in each case, a significant role in the Company’s internal controls over financial reporting.

(v) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(vi) Except (A) as reflected, accrued or reserved against in (1) the Company’s consolidated balance sheet as of December 31, 2013 (or the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2013, or (2) the Company’s consolidated balance sheet as of June 30, 2014 (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended June 30, 2014, (B) for liabilities or obligations incurred in the ordinary course of business since June 30, 2014, (C) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured or otherwise, of a nature required by GAAP to be disclosed, reserved or reflected in a consolidated balance sheet or the notes thereto, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)  Information Supplied.  None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub. The Proxy Statement will, with respect to information regarding the Company, comply as to form in all material respects with the requirements of the Exchange Act.

(g)  Absence of Certain Changes or Events.  Since June 30, 2014, (i) there has not been any change, effect, event, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business consistent with past practice and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.01(a)(i), (iii)-(v), (vii)(A), (xv)-(xvi) or (xviii) or any action outside the ordinary course of business that, if taken after the date of this Agreement, would constitute a breach of Section 4.01(a)(xiii).

(h)  Litigation.  There is no material suit, action, claim, arbitration, mediation or legal, arbitral, administrative or other proceeding pending or, to the Knowledge of the Company, threatened against, or to the Knowledge of the Company, any pending or threatened governmental or regulatory investigation of, the Company or any of its Subsidiaries.  There is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding or, to the Knowledge of the Company, threatened to be imposed, against the Company or any of its Subsidiaries or any of their respective assets that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any notice alleging any non-compliance or violations of Law from, or any notice of any actual or pending investigations by, any Governmental Entity, that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any financial obligation under agreement or stipulation with respect to any legal, administrative, arbitral or other proceeding, claim, suit or action that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(i)  Contracts.  As of the date of this Agreement neither the Company nor any of its Subsidiaries is a party to:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) any Contract that (A) restricts the ability of the Company or any of its Subsidiaries in any material respect to engage or compete in any business or to compete with any person in any geographical area, or that by its terms restricts the persons to whom the Company or any of its existing or future Subsidiaries may sell products or deliver services, and (B) is material to the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled by the Company, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;

(iii) any loan and credit agreement, mortgage, note, debenture, bond, indenture and other similar Contract pursuant to which any Indebtedness of the Company or any of its Subsidiaries, in each case in excess of $10,000,000, is outstanding or may be incurred, or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, other than any such Contract solely between or among any of the Company and any of its Subsidiaries and except for letters of credit entered into in the ordinary course of business;

(iv) any Contract that by its terms calls for aggregate payments by the Company or any of its Subsidiaries of more than $10,000,000 in any fiscal year period or $30,000,000 in the aggregate over the term of such Contract, except for any such Contract that may be canceled by the Company, without any material penalty or other liability to the Company or any of its Subsidiaries, upon notice of 90 days or less;

(v) any Contract for the acquisition or disposition by the Company or any of its Subsidiaries of properties or assets for, in each case, aggregate consideration of more than $10,000,000, except for acquisitions of supplies and acquisitions and dispositions of inventory in the ordinary course of business;

(vi) any Contract that provides for interest rate caps, collars or swaps, currency hedging or any other similar agreement to which the Company or any of its Subsidiaries is a party;

(vii) any Contract that relates to the voting or registration for sale under the Securities Act of any securities of the Company;

(viii) any Contract that is related to the formation, creation, operation or management of any joint venture, partnership or similar arrangement;

(ix) any Contract that grants any put option, call option, right of first refusal or right of first offer or similar right with respect to any assets or businesses of the Company and its Subsidiaries;

(x) any Contract that contains a “most favored nation” or any similar term for the benefit of a third party;

(xi) any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; or

(xii) any Contract that represents any commitment or agreement to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xii) above, and any Contract that by its terms calls for aggregate payments to the Company or any of its Subsidiaries of more than $10,000,000 in any fiscal year period or $30,000,000 in the aggregate over the term of such Contract, is referred to herein as a “Specified Contract”.  The Company has heretofore delivered or made available to Parent correct and complete copies of each Specified Contract, together with any and all amendments and supplements thereto.  Each of the Specified Contracts is valid and binding on the Company or the Subsidiary of the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  There is no default under any Specified Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except for such defaults and events that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(j)  Compliance with Laws; Authorizations; Regulatory Matters.

(i) Each of the Company and its Subsidiaries is in material compliance with (and since January 1, 2012 or, if later, its respective date of formation or organization, has been in material compliance with) all Laws applicable to their respective businesses or operations, including, to the extent applicable to their respective businesses or operations, (A) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn (known as the “Stark Law”), (B) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) (known as the “Anti-Kickback Statute”), (C) the Civil False Claim Act, 31 U.S.C. § 3729, (D) the Administrative False Claims Law, 42 U.S.C. § 1320a-7b(a), (E) the Occupational Safety and Health Act (known as “OSHA”), (F) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., (G) the Clinical Laboratory Improvement Amendments, 42 C.F.R. Part 493, (H) applicable Laws of the United States Drug Enforcement Administration, (I) any state, local and foreign Laws in any jurisdiction where the Company or its Subsidiaries conducts business that are comparable to any of the Laws referred to in clauses (A) through (H), (J) Information Privacy and Security Laws, (K) state Laws governing self-referral and the licensure and operation of clinical laboratories, and (L) any regulations promulgated pursuant to any Laws referred to in clauses (A) through (K) (the Laws referred to in clauses (A) through (L), collectively, “Health Care Laws”).

(ii) To the Knowledge of the Company, in no clinical trial directly conducted or supervised by the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries has participated, has the United States Food and Drug Administration, Institutional Review Board or equivalent approval, to the extent such approval is required to be obtained or maintained by the Company or any of its Subsidiaries, ever been suspended or terminated due to actions or failure to act on the part of the Company or any of its Subsidiaries.

(iii) None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of their respective Representatives, have engaged in any activities which have resulted in criminal or material civil penalties against, or mandatory or permissive exclusion of, the Company or any of its Subsidiaries from Medicare, Medicaid, or any other federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, the Federal Employees Health Benefits Program statute, or the regulations promulgated pursuant to such statutes or related foreign, state or local statutes or regulations.

(iv) The Company’s and its Subsidiaries’ past and present collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information comply (and since January 1, 2012 have complied) in all material respects with (i) any and all applicable Laws, including Information Privacy and Security Laws, (ii) business associate agreements to which the Company is a party and (iii) the Company’s privacy policies. To the extent required by applicable Law, the Company has posted in accordance with Information Privacy and Security Laws a privacy policy governing its use of Personal Information on its website and has complied at all times with such privacy policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective Representatives are in compliance (and since January 1, 2012 have complied) in all material respects with:  (i) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company.  Since January 1, 2012, the Company, its Subsidiaries and, to the Knowledge of the Company, their respective Representatives have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA and any Laws described in clause (ii).  For purposes of this provision and Section 3.02(k), “Government Official” means any official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity or instrumentality thereof, or for or on behalf of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.  The Company and its Subsidiaries (x) have instituted policies and procedures designed to ensure compliance with the FCPA and other anti-bribery and anti-

corruption Laws in each jurisdiction in which the Company and its Subsidiaries operate and (y) have maintained and will maintain such policies and procedures in force.

(vi) Each of the Company and its Subsidiaries has (and since January 1, 2012 or, if later, its respective date of formation or organization, has had) in effect all approvals, authorizations, registrations, licenses, exemptions, permits, franchises, tariffs, grants, easements, variances, exceptions, certificates, orders and consents of Governmental Entities (collectively, “Authorizations”) necessary for it to own, lease and operate its properties and assets and to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  The Company and its Subsidiaries are not in violation or breach of, or default under, any Authorization, and, to the Knowledge of the Company, no suspension or cancelation of any Authorization is pending or threatened, except where such violation, default, suspension or cancelation is not and would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

(vii) The Company and its Subsidiaries and Affiliates are, and since January 1, 2012 have been, in material compliance with all applicable U.S. and non-U.S. statutory and regulatory requirements concerning the exportation, re-exportation and importation of products, technology, and services, and other international transactions, including:  (a) Laws, regulations and policies enforced by U.S. Customs and Border Protection; (b) the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.) administered by the U.S. Department of State’s Directorate of Defense Trade Controls; (c) the Export Administration Regulations (15 C.F.R. Part 730 et seq.) administered by the U.S. Department of Commerce’s Bureau of Industry and Security (“BIS”); (d) U.S. anti-boycott regulations administered by BIS and the International Revenue Service; (e) all Laws concerning export and import reporting administered by the U.S. Census Bureau; and (f) the economic sanctions Laws, regulations and associated executive orders administered by the U.S. Departments of Treasury’s Office of Foreign Assets Control (“OFAC”) (collectively, the “Trade Control Laws”).  Since January 1, 2012, unless authorized by the relevant agency of the U.S. Government, the Company and its Subsidiaries and Affiliates have not conducted any transactions directly or indirectly related to (a) Cuba, Iran, North Korea, Sudan or Syria; (b) individuals or entities identified on restricted party lists maintained by the U.S. Government, including the List of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evader List and Sectoral Sanctions Identification List administered by OFAC and the Denied Parties List, Unverified List and Entity List administered by BIS (collectively, “Restricted Parties”); or (c) individuals or entities owned or controlled by, or acting on behalf of, Restricted Parties. Neither the Company nor any of its Subsidiaries are Restricted Parties or are owned or controlled by Restricted Parties.  There is no pending or, to the Knowledge of the Company, threatened action against the Company or its Subsidiaries, nor any pending voluntary disclosure by the Company or its Subsidiaries or Affiliates to any government authority in connection with an alleged material violation of any Trade Control Laws.  Since January 1, 2012, the Company and its Subsidiaries and Affiliates have not been cited or fined for failure to comply with, or submitted any voluntary self-disclosures regarding material non-compliance with, Trade Control Laws.

(viii) This Section 3.01(j) does not relate to labor and employment matters, which are the subject of Section 3.01(k), employee benefit matters, which are the subject of Section 3.01(l), Tax matters, which are the subject of Section 3.01(m), intellectual property matters, which are the subject of Section 3.01(n) or environmental matters, which are the subject of Section 3.01(o).

(k)  Labor and Employment Matters.  (i)(A) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union, works council or like organization, and, to the Knowledge of the Company, there are not any union or other labor organizing activities concerning any employees of the Company or any of its Subsidiaries and (B) there are no labor strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries, in each case of clauses (A) and (B), as of the date of this Agreement and, following the date of this Agreement that have resulted in or would reasonably be expected to result in, individually or in the aggregate, any material liability.

(ii) The Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, discrimination in employment, terms and conditions of employment, payroll, worker classification (including the proper classification of workers as contingent workers, independent contractors and consultants), wages, mandatory social security schemes, hours and occupational safety and health and employment practices, other than instances of noncompliance that have not and would not reasonably be expected to, individually or in the aggregate, result in any material liability.

(iii) (A) There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Entity or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of or failure to employ by the Company or any of its Subsidiaries, any individual and (B) none of the Company nor any of its Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice) and freelancer/independent contractors, except, in each case or clause (A) and (B), that have not and would not reasonably be expected to, individually or in the aggregate, result in any material liability.

(iv) The Company and its Subsidiaries have not closed any plant or facility or effectuated any layoffs of employees since January 1, 2012 without complying in all material respects with all applicable Laws, including the Worker Adjustment and Retraining Notification Act (and any similar state or local statutes, rules or regulations).  As of the date hereof, to the Company’s Knowledge, no current executive officer or executive committee member has given notice of termination of employment with the Company or any of its Subsidiaries.

(l)  Employee Benefit Matters.  (i)  Section 3.01(l)(i) of the Company Disclosure Letter sets forth a complete and accurate list of each material Company Benefit Plan in effect as of the date of this Agreement.  With respect to each such Company Benefit Plan, the Company has made available to Parent complete and accurate copies of (A) such Company Benefit Plan, including any amendment thereto, (B) a written description of any such Company Benefit Plan if such plan is not set forth in a written document, (C) each trust, insurance, annuity or other funding Contract related thereto, (D) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (E) the most recent Internal Revenue Service determination letter, (F) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service with respect thereto (if any) and (G) all material correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.  The Company does not have any commitment to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or made in connection with open enrollment periods in the ordinary course of business, and there has been no amendment to, or modification of, or written interpretation or announcement by the Company regarding any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of expense incurred with respect to such Company Benefit Plan as reflected in the financial statements included in the SEC Documents for the fiscal year ended December 31, 2013.

(ii) Except for instances that have not and would not reasonably be expected to, individually or in the aggregate, result in any material liability, (A) each Company Benefit Plan (and any related trust or other funding vehicle) has been established, operated and administered in accordance with its terms and is in compliance with ERISA, the Code and all other applicable Laws, (B) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP, (C) no event has occurred and, to the Knowledge of the Company, no condition exists that would subject the Company or any of its Subsidiaries, either directly or indirectly by reason of their affiliation with any Commonly Controlled Entity, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations, (D) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan and (E) each of the Company and its Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to Company Benefit Plans.

(iii) With respect to any Company Benefit Plan (and any related trust or other funding vehicle), (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of the Company, threatened relating to or otherwise in connection with such Company Benefit Plan, assets thereof, or fiduciaries or parties-in-interest, as defined under ERISA and (B) there are no pending or, to the Knowledge of the Company, threatened administrative investigations, audits or other administrative proceedings by the Department of Labor, the Pension Benefit Guaranty Corporation, the Internal Revenue Service or other Governmental Entity that, in each of clauses (A) or (B), has resulted in or would reasonably be expected to, individually or in the aggregate, result in any material liability.

(iv) None of the Company, any of its Subsidiaries or any Commonly Controlled Entity has, within the past six years, sponsored, maintained, contributed to or been required to maintain or contribute to, or has any liability under, any employee benefit plan (within the meaning of Section 3(3) of ERISA) that is (and no Company Benefit Plan is) subject to Section 302 or Title IV of ERISA or Sections 412 or 4971 of the Code, or is otherwise a defined benefit plan (as defined in Section 4001 of ERISA).  Neither the Company, its Subsidiaries nor any Commonly Controlled Entity has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any (A) “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (B) single-employer pension plan within the meaning of Section 4001(a)(15) of ERISA for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA or (C) a “multiple employer welfare plan” within the meaning of Section 3(40) of ERISA, and in each case, no fact or event exists that would give rise to any such liability.

(v) The Company has no liability for providing health, medical or life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other similar applicable Laws), except for any liabilities that have not resulted in and would not reasonably be expected to, individually or in the aggregate, result in any material liability.

(vi) Each Company Benefit Plan (and any related trust) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service and, to the Knowledge of the Company, (A) as of the date of this Agreement, no revocation of any such determination letter has been threatened in writing and (B) nothing has occurred and no circumstance exists, whether as a result of any action, any failure to act or otherwise, that would reasonably be expected to cause the loss of such qualification.

(vii) Except as otherwise expressly provided in this Agreement, none of the execution and delivery of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the Merger (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) would reasonably be expected to (A) entitle any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries to any compensation or material benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or material benefits or trigger any other material obligation under any Company Benefit Plan, (C) result in any material breach or violation of, or material default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan, (D) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits, or otherwise give rise to any material liability, under any Company Benefit Plan or (E) give rise to the payment of any amount that would subject any person to Section 4999 of the Code or result in the non-deductibility of any payment under Section 280G of the Code.

(viii) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(ix) Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.  The Company has made available to Parent copies of Section 280G calculations prepared in good faith (whether or not final) with respect to the current executive committee members in connection with the Transactions, and shall provide updated calculations with respect to other disqualified individuals as soon as practicable following the date hereof.

(x) As of the date hereof, there is no pending or, to the Company’s Knowledge, threatened litigation to any Company Benefit Plan which is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States (each, a “Non-U.S. Company Benefit Plan”), except as would not reasonably be expected to, individually or in the aggregate, result in any material liability.  Except as would not reasonably be expected, individually or in the aggregate, to result in any material liability, each Non-U.S. Company Benefit Plan (A) has been maintained and operated in accordance with, and is in compliance with, its terms, applicable local Law, government taxation and funding requirements, and with any agreement entered into with a works council, union or labor organization in all material respect and (B) to the extent required to be registered or approved by any Governmental Entity, has been registered with, or approved by, such Governmental Entity and, to the Company’s Knowledge, nothing has occurred that would adversely affect such registration or approval.  To the extent intended to be funded or book-reserved, each Non-U.S. Company Benefit Plan is funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.  With respect to any Non-U.S. Company Benefit Plan maintained in the United Kingdom, (1) the United Kingdom Pensions Regulator has not issued and, to the Company’s Knowledge, is not contemplating issuing any restoration order, financial support direction or contribution notice against the Company or any of its Subsidiaries, (2) neither the Company nor any of its Subsidiaries has been connected or associated (as those terms are used under the U.K. Insolvency Act 1986) with the employer of any U.K. occupational pension scheme (other than the Non-U.S. Company Benefit Plans in the U.K.), has ceased to participate in any occupational pension scheme or otherwise become liable to pay any debt, or has entered into an arrangement which might be construed as a compromise or a reduction of a statutory debt, in each case under sections 75 or 75A of the Pensions Act 1995 (or its predecessor, section 144 of the U.K. Pension Schemes Act 1993), and (3) no acts, omissions or other events have, to the Company’s Knowledge, been reported to the U.K. Pensions Regulator under section 69 or 70 of the Pensions Act 2004.

(m)  Taxes.

(i) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are correct and complete in all material respects;

(ii) all material Taxes of the Company and its Subsidiaries, other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, have been timely paid;

(iii) neither the Company nor any of its Subsidiaries, within the past three years, has been subject to a written claim by a taxing jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(iv) there are no material Tax liens other than Permitted Liens on any asset of the Company or any of its Subsidiaries;

(v) each of the Company and its Subsidiaries has timely paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Entity to the extent required by applicable Law);

(vi) neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Entity to execute such a waiver or extension;

(vii) no material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress, or, to the Knowledge of the Company and its Subsidiaries, threatened;

(viii) no deficiency for any material amount of Tax has been asserted or assessed by a Governmental Entity against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn;

(ix) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition (other than any such sale or disposition made in the ordinary course business) made on or prior to the Closing Date;

(x) none of the Company or any of its Subsidiaries (A) is a party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement, or (B) is under an obligation under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor, such that, in each of (A) and (B), the Company or any of its Subsidiaries is reasonably expected to be, after the date hereof or after the Closing (as the case may be), liable for any material amount of Taxes of another person (other than the Company or any of its Subsidiaries);

(xi) the Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date;

(xii) neither the Company nor any of its Subsidiaries has been, within the past two years, a party to any transaction to which Section 355 of the Code applies; and

(xiii) neither the Company nor any of its Subsidiaries has, during any taxable year for which the statute of limitations for the assessment or collection of Taxes has not closed, participated in a “reportable transaction” that gave rise to a disclosure obligation under Section 6011 of the Code and Treasury Regulations promulgated thereunder.

The term “Taxes” means all forms of taxation or duties imposed by any Governmental Entity, or required by any Governmental Entity to be collected or withheld, including charges, together with any related interest, penalties and other additional amounts.

The term “Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Entity relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(n)  Intellectual Property.  (i) The Company or its Subsidiaries own, or are licensed or otherwise possess legal enforceable rights to use all Company Intellectual Property, except for any such failures to own, be licensed or possess that have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  To the Knowledge of the Company, (A) all material Company Intellectual Property owned by the Company or any of its Subsidiaries is exclusively owned by the Company or one of its Subsidiaries, as applicable, and (B) all issued Patents, registered Marks and registered Copyrights owned by the Company or any of its Subsidiaries are subsisting, valid and enforceable.

(ii) The use or practice of the Company Intellectual Property by the Company or any of its Subsidiaries and the operation of the Company’s and its Subsidiaries’ businesses do not infringe, violate, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any other person, except for such infringements, violations, unauthorized uses or misappropriations which have not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  As of the date of this Agreement, no material claim is pending or, to the Knowledge of the Company, threatened with respect to (A) the ownership, validity, enforceability, license or use of, any Company Intellectual Property by the Company or any of its Subsidiaries, (B) any infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights of any person, by the Company or any of its Subsidiaries, or (C) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer, dispose of or commercially exploit any Company Intellectual Property, or any products, processes or materials covered thereby in any manner. To the Knowledge of the Company, the Company Intellectual Property owned by the Company or any of its Subsidiaries is not being infringed, misappropriated, violated, or otherwise misused by any other person in a manner materially adverse to the operation of the businesses of the Company and its Subsidiaries taken as a whole, and neither the Company nor any of its Subsidiaries has made any such claims against any person (including employees and former employees of the Company or any of its Subsidiaries).

(iii) The Company and its Subsidiaries have taken reasonable steps designed to protect and preserve the confidentiality and value of all material Trade Secrets of the Company included in the Company Intellectual Property.  To the Knowledge of the Company, no Trade

Secret material to the business of the Company or any of its Subsidiaries, taken as a whole, has been subject to unauthorized disclosure.

(iv) The Company and each of its Subsidiaries has implemented commercially reasonable measures designed to (i) protect the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties and (ii) prevent the introduction of Malicious Code into Software used in the businesses of the Company and its Subsidiaries, including firewall protections and regular virus scans.  To the Knowledge of the Company, no person has gained unauthorized access to any of the Company’s or its Subsidiaries’ IT Assets, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)  Environmental Matters. Except for those matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is (and has been since January 1, 2012, or, if later, its respective date of formation or organization) in compliance with all applicable Environmental Laws, and neither the Company nor any of its Subsidiaries has received any notice alleging that the Company is in violation of, or has any liability under, any Environmental Law, (ii) each of the Company and its Subsidiaries possesses and is in compliance with all Authorizations required under applicable Environmental Laws to conduct its business as presently conducted, and all such Authorizations are valid and in good standing, (iii) there are no claims, suits, actions, notices of potential liability, or proceedings pursuant to any Environmental Laws pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) Hazardous Materials are not, except in compliance with Environmental Law and as used in the ordinary course of business, being used or stored by the Company or any of its Subsidiaries or are otherwise present at or on, and there have been no releases or threatened releases of Hazardous Materials at or on, any location, including at or on any property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, in each of the above cases, in a manner that would reasonably be expected to result in liability or give rise to a claim against the Company or any of its Subsidiaries under applicable Environmental Laws (excluding, with respect to currently or formerly leased properties, claims for which none of the Company and any of its Subsidiaries are or would be responsible under the terms of the relevant lease), (v) neither the Company nor any of its Subsidiaries is subject to any consent decrees, orders, settlements or compliance agreements or has contractually assumed, or provided indemnification against, any liability or obligation of any other person under or relating to Environmental Laws (except as provided in leases for real property) that would reasonably be expected to result in liability or give rise to a claim by such person against the Company or any of its Subsidiaries and (vi) the Company has made available to Parent copies of all material environmental reports, studies and assessments in its possession (or summaries thereof) relating to the Company, its Subsidiaries and their current and former properties and operations.

The term “Environmental Law” means any Law relating to pollution or protection of the environment or natural resources, including ambient air, soil, surface water or groundwater, natural resources or, as it relates to the exposure to hazardous, deleterious or toxic materials, human health or safety.

The term “Hazardous Materials” means any substance, waste or material defined or regulated as hazardous, acutely hazardous or toxic or that could reasonably be expected to result in liability under any applicable Environmental Law currently in effect, including petroleum, petroleum products, pesticides, dioxin, polychlorinated biphenyls, mold, medical waste, biological hazards, asbestos and asbestos-containing materials.

(p)  Insurance.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all material insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect, and, to the Knowledge of the Company, no notice of cancelation has been given with respect to any such policy.

(q)  Voting Requirements.  Assuming the accuracy of the representations and warranties set forth in Section 3.02(i), the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Stockholders’ Meeting or any adjournment or postponement thereof to adopt this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary for the Company to adopt this Agreement and approve and consummate the Merger Transactions.

(r)  State Takeover Statutes.  Assuming the accuracy of the representations and warranties set forth in Section 3.02(i), the approval of the Board of Directors of the Company of this Agreement, the Merger and the other Merger Transactions represents all the action necessary to render inapplicable to this Agreement, the Merger and the other Merger Transactions, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the other Merger Transactions, and no “fair price”, “moratorium”, “control share acquisition” or other state takeover statute or regulation (collectively, “Takeover Laws”) or any anti-takeover provision in the Company’s organizational documents is applicable to the Company, the Company Common Stock, this Agreement, the Merger or the other Merger Transactions.

(s)  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.  A true and correct copy of the engagement letter between the Company and Goldman, Sachs & Co. pursuant to which such fees and expenses are to be paid has been delivered to Parent prior to the date of this Agreement, and such engagement letter has not been subsequently modified, amended, supplemented or waived.

(t)  Opinions of Financial Advisors.  The Board of Directors of the Company has received the oral opinion (to be confirmed in writing) of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of the written opinion of Goldman, Sachs & Co. rendered to the Board of Directors of the Company will promptly be delivered to Parent, solely for informational purposes, following receipt thereof by the Company.

(u)  Title to Properties. (i) Each agreement under which the Company or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant or occupant (each, a “Real Property Lease”) with respect to material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the (“Leased Real Property”) is valid and binding on the Company or the Subsidiary of the Company party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that are not and would not reasonably be expected to be, individually or in the aggregate,  material to the Company and its Subsidiaries, taken as a whole.  There is no default under any Real Property Lease by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice of both would reasonably be expected to constitute a default thereunder by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, in each case except for such defaults and events that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Real Property Lease.

(ii) The Company or one of its Subsidiaries has good and valid title to all real property currently owned by the Company or any of its Subsidiaries (collectively, “Owned Real Property”) and the Company and its Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their other material tangible properties and assets, free and clear of all Liens except Permitted Liens, except where absence of good and valid title is not and would not reasonably be expected to, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(v)  The current use, occupancy and operation of each parcel of Owned Real Property and Leased Real Property by the Company and its Subsidiaries is in compliance in all material respect with all applicable Laws, deeds, easements, restrictions, leases, licenses, permits or other arrangements or requirements (including any building or zoning codes) affecting such Owned Real Property or Leased Real Property, except for such incidents or noncompliance that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.02.  Representations and Warranties of Parent and Sub.  Except (x) as set forth in any report, schedule, form, statement or other document filed with, or furnished to, the SEC since January 1, 2012 by Parent and publicly available prior to the date of this Agreement (collectively, the “Parent Filed SEC Documents”) (without giving effect to any amendment to any such Company Filed SEC Documents filed on or after the date of this Agreement and excluding any disclosures to the extent such disclosures are general cautionary, predictive or forward-looking statements) or (y) as set forth in the Parent Disclosure Letter (it being understood that any information set forth in one Section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement to the extent that it is reasonably apparent in light of the context and content of the disclosure (without reference to the contents of any Contract or other document that is not the subject of accompanying disclosure) that such information is relevant to such other Section or subsection), Parent and Sub represent and warrant to the Company as follows:

(a)  Organization, Standing and Corporate Power.  Parent is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to carry on its business as presently conducted and is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.  Each of Parent’s Subsidiaries is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted and each of Parent’s Subsidiaries is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent has made available to the Company prior to the execution of this Agreement a true and complete copy of the Amended and Restated Certificate of Incorporation of Parent (the “Parent Certificate of Incorporation”) and the Amended and Restated Bylaws of Parent (the “Parent Bylaws”), in each case amended to and in effect as of the date of this Agreement.

(b)  Capital Structure.  (i) The authorized capital stock of Parent consists of 265,000,000 shares of common stock, par value $0.10 per share, of Parent (“Parent Common Stock”) and 30,000,000 shares of preferred stock, par value $0.10 per share (the “Parent Preferred Stock”).  At the close of business on October 29, 2014, (i) (A) 84,554,107 shares of Parent Common Stock were issued and outstanding (which number includes 1,551,305 shares of Parent Common Stock subject to vesting or other forfeiture conditions or repurchase by Parent (such shares, together with any similar shares issued after October 29, 2014, the “Parent Restricted Stock”)) and (B) 22,482,000 shares of Parent Common Stock were held by Parent in its treasury, (ii) 3,390,172 shares of Parent Common Stock were subject to outstanding options (other than rights under Parent’s Employee Stock Purchase Plan (such plan, the “Parent ESPP”)) to acquire shares of Parent Common Stock from Parent (the “Parent Stock Options”), (iii) 1,055,735 shares of Parent Common Stock were issuable upon settlement or vesting of outstanding, restricted stock unit awards or performance share awards payable in shares of Parent Common Stock or the value of which is determined with reference to the value of shares of Parent Common Stock, (iv) 1,483,646 shares of Parent Common Stock were subject to outstanding rights under the Parent ESPP and (v) no shares of Parent Preferred Stock were issued or outstanding or held by Parent in its treasury.  Except as set forth above, at the close of business on October 29, 2014, no shares of capital stock or other voting securities of Parent were issued or outstanding.  Since December 31, 2013, Parent has not declared or paid any dividend or declared or made any distribution on any of its capital stock.  Since October 29, 2014 to the date of this Agreement, (x) there have been no issuances by Parent of shares of capital stock or other voting securities of Parent, other than issuances of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options outstanding as of October 29, 2014 or the vesting or settlement of awards under the Parent Stock Plans and (y) there have been no issuances by Parent of options, warrants, other rights to acquire shares of capital stock of Parent or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Parent Common Stock, except for rights pursuant to the Parent ESPP.  All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable, not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Parent that give the holders thereof the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”).  Except for any obligations pursuant to this Agreement, the Parent ESPP, or as otherwise set forth above, as of October 29, 2014, there are no options, warrants, rights (including preemptive, conversion, stock appreciation, redemption or repurchase rights), convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (1) obligating Parent or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other securities of, or equity interests in, or any security convertible or exchangeable for any capital stock or other security of, or equity interest in, Parent or of any of its Subsidiaries or any Voting Parent Debt, (2) obligating Parent or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to subscribe for or acquire any securities of Parent or any of its Subsidiaries, or to receive any economic interest of a nature accruing to the holders of Parent Common Stock or otherwise based on the performance or value of shares of capital stock of Parent or any of its Subsidiaries.  As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, other than pursuant to the Parent Stock Plans, or options, warrants or other rights to acquire shares of capital stock of Parent or any such Subsidiary other than as described above.

(ii) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 2.01(c), (A) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Parent Certificate of Incorporation or the Parent Bylaws or other equivalent organizational documents or any agreement to which Parent is a party or is bound, (B) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable “blue sky” Laws and (C) will be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the Effective Time.

(c)  Authority; Noncontravention.  (i)  Each of Parent and Sub has all requisite corporate power and authority to execute and deliver, and perform its obligations under, this Agreement and to consummate the Transactions, subject, in the case of the Merger only, to the delivery by Parent of the written consent, as sole stockholder of Sub, referenced in Section 5.11.  The execution, delivery and performance of this Agreement and the consummation by Parent and Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Sub, subject, in the case of the Merger only, to the delivery by Parent of the written consent, as sole stockholder of Sub, referenced in Section 5.11.  This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) The execution, delivery and performance by Parent and Sub of this Agreement do not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub or any of their respective Subsidiaries under (other than any such Lien created in connection with the Debt Financing), any provision of (A) the Parent Certificate of Incorporation, the Parent Bylaws or the comparable organizational documents of any of their respective Subsidiaries or (B) subject to the filings and other matters referred to in the immediately following sentence, (1) any Contract to which Parent or Sub or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound or (2) any Law applicable to Parent or Sub or any of their respective Subsidiaries or any of their respective properties or assets, other than, in the case of clause (B) above, any such conflicts, violations, defaults, rights, losses or Liens that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub or any of their respective Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Transactions except for (I) the filing of a premerger notification and report form by Parent and Sub under the HSR Act and any other filings required or advisable under any applicable foreign antitrust or competition Law, (II) the filing with the SEC of (x) the Form S-4 and (y) such reports under the Exchange Act, as may be required in connection with this Agreement and the Transactions, (III) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (IV) any filings required under the rules and regulations of the New York Stock Exchange and (V) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)  Parent SEC Documents; Financial Statements.  (i) Parent has filed all reports, schedules, forms, statements and other documents with the SEC required to be filed by Parent since January 1, 2012 (the “Parent SEC Documents”).  As of their respective dates of filing, or, in the case of Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act, their respective effective dates, or if amended or superseded prior to the date of this Agreement, then as of the date of such later filing, the Parent SEC Documents (A) complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and (B) none of the Parent SEC documents contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each Parent SEC Document that is a registration statement, as amended, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein not misleading. Parent has made available to the Company all material correspondence with the SEC since January 1, 2012 and, as of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent Filed SEC Documents and, to the Knowledge of Parent, as of the date of this Agreement, none of the Parent Filed SEC Documents is the subject of any ongoing review by the SEC.

(ii) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Parent included in the Parent SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC) applied on a consistent basis during the periods and as of the dates involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments, none of which adjustments are expected to be material in nature or amount).

(iii) Since January 1, 2012, subject to any applicable grace periods, Parent has been and is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(iv) Parent has timely filed or furnished and made available to the Company all certifications and statements required by Rule 13a-14 or Rule 15d-14 under the Exchange Act.  Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or Rule 15d-15(e) of the Exchange Act.  Parent maintains internal controls over financial reporting required by Rule 13a-15(f) or Rule 15d-15(f) under the Exchange Act. Parent has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any known fraud or allegation of fraud, whether or not material, that involves management or other employees who have, in each case, a significant role in Parent’s internal controls over financial reporting.

(v) There are no outstanding loans made by Parent or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent.

(vi) Except (A) as reflected, accrued or reserved against in (1) Parent’s consolidated balance sheet as of December 31, 2013 (or the notes thereto) included in Parent’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 31, 2013, or (2) Parent’s consolidated balance sheet as of June 30, 2014 (or the notes thereto) included in Parent’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended June 30, 2014, (B) for liabilities or obligations incurred in the ordinary course of business since June 30, 2014, (C) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured or otherwise, of a nature required by GAAP to be disclosed, reserved or reflected in a consolidated balance sheet or the notes thereto, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)  Information Supplied.  None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it (and any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company. The Form S-4 will, with respect to information regarding Parent, comply as to form in all material respects with the requirements of the Securities Act.

(f)  Absence of Certain Changes or Events.  Since June 30, 2014, (i) there has not been any change, effect, event, occurrence or state of facts that has had or would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (ii) Parent and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business and (iii) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 4.01(b)(i)-(iv) or (vi)-(vii).

(g)  Financing.  Parent has delivered to the Company true and complete copies of an executed commitment letter and Redacted Fee Letter from the financial institutions identified therein (collectively, the “Debt Financing Commitment”, which for purposes of Section 5.08(b) and (c) includes any offering of debt or equity securities contemplated by the Debt Financing Commitment) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing”).  As of the date hereof, the Debt Financing Commitment has not been amended or modified, no such amendment or modification is contemplated (other than amendments or modifications permitted by Section 5.08(a)), and none of the obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect.  Parent or Sub has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitment that are payable on or prior to the date of this Agreement.  Assuming (A) the Debt Financing is funded in accordance with the Debt Financing Commitment and (B) the satisfaction or (to the extent permitted by Law) waiver of the conditions in Section 6.02, as of the Closing the net proceeds contemplated by the Debt Financing Commitment, together with Parent and Company cash on hand, will in the aggregate be sufficient for Parent, Sub and the Surviving Corporation to pay the aggregate Cash Consideration, all requisite payments of cash in lieu of fractional shares pursuant to Section 2.02(i), all requisite payments of dividends or other distributions pursuant to Section 2.02(c) or 2.02(j), Restricted Stock Consideration, Option Amounts, RSU Amounts and Deferred Stock Unit Consideration (and any repayment or refinancing of debt contemplated by this Agreement or the Debt Financing Commitment) and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses of Parent, Sub and the Surviving Corporation.  The Debt Financing Commitment is (i) the legal, valid and binding obligation of Parent and Sub, as applicable, and, to the Knowledge of Parent and Sub, each of the other parties thereto, (ii) enforceable in accordance with their respective terms against Parent and Sub, as applicable, and, to the Knowledge of Parent and Sub, each of the other parties thereto, subject, as to enforceability, to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iii) in full force and effect.  As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties and undertakings under this Agreement to the extent required under Section 6.02(a), (A) no event has occurred that, with or without notice, lapse of time, or both, would or would reasonably be excepted to, constitute a default or breach on the part of Parent, Sub, or to the Knowledge of Parent, any other person party to the Debt Financing Commitment, in each case, under the Debt Financing Commitment and (B) assuming satisfaction or (to the extent permitted by Law) waiver of the conditions to Parent’s and Sub’s obligation to consummate the Merger, neither Parent nor Sub have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that the Debt Financing will not be made available to Parent or Sub on the Closing Date in accordance with the terms of the Debt Financing Commitment.  There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt Financing Commitment and such other conditions and contingencies with respect to the Debt Financing permitted pursuant to Section 5.08(a).  As of the date of this Agreement, there are no Contracts or other agreements, arrangements or understandings (whether oral or written) to which Parent or any of its Affiliates is a party related to the funding of the full amount of the Debt Financing other than as expressly contained in the Debt Financing Commitment and delivered to the Company prior to the execution and delivery of this Agreement.

(h)  Operations and Assets of Sub.  Sub has been formed solely for the purpose of engaging in the Transactions and, prior to the Effective Time, will not have incurred liabilities or obligations of any nature, other than pursuant to or in connection with this Agreement and the Merger and the other Transactions.  Parent owns, beneficially and of record, all of the outstanding shares of capital stock of Sub, free and clear of all Liens (other than any Liens created pursuant to the Debt Financing).

(i)  Ownership of Company Common Stock.  None of Parent, Sub or any of their Subsidiaries beneficially owns (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder), or will prior to the Closing Date beneficially own, any shares of Company Common Stock, or is a party, or will prior to the Closing Date become a party, to any Contract, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

(j)  Litigation.  There is no material suit, action, claim, arbitration, mediation or legal, arbitral, administrative or other proceeding pending or, to the Knowledge of Parent or Sub, threatened against, or to the Knowledge of Parent or Sub, any pending or threatened governmental or regulatory investigation of, Parent or any of its Subsidiaries.  There is no injunction, order, judgment, ruling, decree or writ of any Governmental Entity outstanding or, to the Knowledge of Parent or Sub, threatened to be imposed, against Parent or any of its Subsidiaries or any of their respective assets that is or would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.  Since January 1, 2012, neither Parent nor any of its Subsidiaries has received any notice alleging any non-compliance or violations of Law from, or any notice of any actual or pending investigations by, any Governmental Entity, that is or would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.  As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any financial obligation under agreement or stipulation with respect to any legal, administrative, arbitral or other proceeding, claim, suit or action that is or would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(k)  Compliance with Laws.  (i) Each of Parent and its Subsidiaries is in material compliance with (and since January 1, 2012 or, if later, its respective date of formation or organization, has been in material compliance with) all Laws applicable to their respective businesses or operations, including, to the extent applicable to their respective businesses or operations, Health Care Laws.

(ii) To the Knowledge of Parent or Sub, in no clinical trial directly conducted or supervised by Parent or any of its Subsidiaries, or in which Parent or any of its Subsidiaries has participated, has the United States Food and Drug Administration, Institutional Review Board or equivalent approval, to the extent such approval is required to be obtained or maintained by Parent or any of its Subsidiaries, ever been suspended or terminated due to actions or failure to act on the part of Parent or any of its Subsidiaries.

(iii) None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any of their respective Representatives, have engaged in any activities which have resulted in criminal or material civil penalties against, or mandatory or permissive exclusion of, Parent or any of its Subsidiaries from Medicare, Medicaid, or any other federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, the Federal Employees Health Benefits Program statute, or the regulations promulgated pursuant to such statutes or related foreign, state or local statutes or regulations.

(iv) Parent’s and its Subsidiaries’ past and present collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information comply (and since January 1, 2012 have complied) in all material respects with (i) any and all applicable Laws, including Information Privacy and Security Laws, (ii) business associate agreements to which Parent is a party and (iii) Parent’s privacy policies. To the extent required by applicable Law, Parent has posted in accordance with Information Privacy and Security Laws a privacy policy governing its use of Personal Information on its website and has complied at all times with such privacy policy, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(v) Parent, its Subsidiaries and, to the Knowledge of Parent, their respective Representatives are in compliance (and since January 1, 2012 have complied) in all material respects with:  (i) the provisions of FCPA and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which Parent and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving Parent or Sub.  Since January 1, 2012, Parent, its Subsidiaries and, to the Knowledge of Parent or Sub, their respective Representatives have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation in any material respect of the FCPA and any Laws described in clause (ii).  Parent and its Subsidiaries (x) have instituted policies and procedures designed to ensure compliance with the FCPA and other anti-bribery and anti-corruption Laws in each jurisdiction in which Parent and its Subsidiaries operate and (y) have maintained and will maintain such policies and procedures in force.

(vi) Each of Parent and its Subsidiaries has (and since January 1, 2012 or, if later, its respective date of formation or organization, has had) in effect all Authorizations necessary for it to own, lease and operate its properties and assets and to conduct its business as presently conducted, and all such Authorizations are in full force and effect, except for such Authorizations the absence of which, or the failure of which to be in full force and effect, is not and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.  Parent and its Subsidiaries are not in violation or breach of, or default under, any Authorization, and, to the Knowledge of Parent or Sub, no suspension or cancelation of any Authorization is pending or threatened, except where such violation, default, suspension or cancelation is not and would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole.

(vii) Parent and its Subsidiaries and Affiliates are, and since January 1, 2012 have been, in material compliance with all Trade Control Laws.  Since January 1, 2012, unless authorized by the relevant agency of the U.S. Government, Parent and its Subsidiaries and Affiliates have not conducted any transactions directly or indirectly related to (a) Cuba, Iran, North Korea, Sudan or Syria; (b) Restricted Parties; or (c) individuals or entities owned or controlled by, or acting on behalf of, Restricted Parties. Neither Parent nor any of its Subsidiaries are Restricted Parties or are owned or controlled by Restricted Parties.  There is no pending or, to the Knowledge of Parent, threatened action against Parent or its Subsidiaries, nor any pending voluntary disclosure by Parent or its Subsidiaries or Affiliates to any government authority in connection with an alleged material violation of any Trade Control Laws.  Since January 1, 2012, Parent and its Subsidiaries and Affiliates have not been cited or fined for failure to comply with, or submitted any voluntary self-disclosures regarding material non-compliance with, Trade Control Laws.

(l)  Absence of Voting Requirements.  Assuming the accuracy of the representations and warranties set forth in Section 3.01(c), no vote of the stockholders of Parent is required by Law, the Parent’s Certificate of Incorporation or the Parent Bylaws or otherwise in order for Parent and Sub to consummate the Transactions.

(m)  Brokers and Other Advisors.  No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated and Lazard Frères & Co. LLC, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

ARTICLE IV

Covenants Relating to Conduct of Business

SECTION 4.01.  Conduct of Business.  (a)  Except as set forth in Section 4.01(a) of the Company Disclosure Letter, expressly permitted by this Agreement, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with Governmental Entities and significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.  Without limiting the generality of the foregoing, except as set forth in Section 4.01(a) of the Company Disclosure Letter, expressly permitted by this Agreement, required by applicable Law or consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

(ii) cause a Company Foreign Subsidiary to (x) distribute, pay, or otherwise transfer cash or property in respect of the capital stock of such Subsidiary, if the distributee, payee, or transferee is a United States person, within the meaning of Section 7701(a)(30) of the Code, or (y) engage in a transaction to which Section 956 of the Code applies, unless the total amount of foreign-source income generated under clauses (x) and (y) does not exceed $25 million, it being understood that Parent shall not unreasonably withhold its consent for amounts in excess of $25 million, consistent with the objective of limiting foreign-source income prior to Closing and to the extent not inconsistent with the business needs of the Company in carrying on its business in the ordinary course consistent with past practice;

(iii) (A) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (B) enter into any agreement with respect to the voting of its capital stock;

(iv) purchase, redeem or otherwise acquire any shares of its or its Subsidiaries’ capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, other than (A) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, (B) the withholding of shares of Company Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the acquisition by the trustee of the Company Benefit Plan intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”) of shares of Company Common Stock in order to satisfy participant elections under the Company 401(k) Plan and (D) the acquisition by the Company of Company Stock Options, shares of Company Restricted Stock and Company RSUs in connection with the forfeiture of such awards;

(v) issue, deliver, sell, pledge, dispose of, encumber or subject to any Lien any shares of its capital stock, ownership interests, any other voting securities or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities, or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than (A) upon the exercise of Company Stock Options that are outstanding as of the date hereof, (B) upon the vesting or settlement of Company Restricted Stock, Company RSUs and Company Deferred Stock Units granted under the Company Stock Plans prior to the date hereof and (C) rights of participants under the Company 401(k) Plan to cause the trustee thereof to acquire shares of Company Common Stock to satisfy participant elections thereunder, in each case in accordance with their terms as of the date hereof;

(vi) amend (i) the Company Certificate of Incorporation or the Company Bylaws or (ii) the comparable organizational documents of any Subsidiary of the Company in any material respect;

(vii) (A) acquire any business, whether by merger, consolidation, purchase of property or assets (including equity interests) or otherwise, or (B) acquire any other assets or property, other than, in the case of this clause (B), (1) acquisitions of raw materials, inventory, consumables, similar materials and other non-capital assets acquired and used in the ordinary course of business consistent with past practice, (2) transactions solely between or among the Company and its Subsidiaries, (3) making or committing to any capital expenditures in compliance with Section 4.01(a)(xi) or (4) investments in cash and cash equivalents consistent with past practice; provided, that neither the Company nor any of its Subsidiaries shall make any acquisition that would, or would reasonably be likely to prevent, delay or impair the Company’s ability to consummate the Transactions;

(viii) sell, license, lease, transfer, assign, divest, cancel, abandon, allow to lapse,  or otherwise dispose of any of its properties, rights or assets (including capital stock of any Subsidiary of the Company and Company Intellectual Property), other than (A) sales or other dispositions of inventory and other assets in the ordinary course of business consistent with past practice, (B) the non-exclusive licensing or sublicensing of Company Intellectual Property in the ordinary course of business consistent with past practice, (C) leases and subleases of Owned Real Property and Leased Real Property, and voluntary terminations or surrenders of Real Property Leases, in each case, in the ordinary course of business consistent with past practice, (D) the settlement of claims permitted under subsection (xii) below and (E) abandonments or lapses of Company Intellectual Property rights that are not material to the conduct of the business of the Company and its Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(ix) pledge, encumber or otherwise subject to a Lien (other than a Permitted Lien) any of its properties, rights or assets (including capital stock of any Subsidiary of the Company) other than to secure Indebtedness permitted under subsection (x) of this Section 4.01(a);

(x) (A) incur, redeem, prepay, defease, cancel, or, in any material respect, modify any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, agree to pay deferred purchase price for any property (other than extensions of trade credit to customers of the Company and its Subsidiaries in the ordinary course of business consistent with past practice), guarantee, assume or endorse or otherwise as an accommodation become responsible for any such indebtedness or any debt securities or other financial obligations of another person or enter into any “keep well” or other agreement to maintain any financial statement condition of another person (collectively, “Indebtedness”), other than (1) borrowings in the ordinary course of business under the Company’s existing credit facilities and in respect of letters of credit; provided, however, that at no time shall the aggregate outstanding amount of borrowings under the Company’s existing credit facilities and in respect of letters of credit exceed $10,000,000 more than the aggregate amount of such borrowings outstanding as of the date hereof, (2) foreign currency arrangements entered into in the ordinary course of business and not for any speculative purpose, (3) prepayments of Indebtedness in the ordinary course of business under the Company’s existing revolving credit facility or (4) Indebtedness incurred by the Company or a wholly owned Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company in accordance with Section 4.01(a)(x)(B)(1); or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) to any wholly owned Subsidiary of the Company or to the Company from any wholly owned Subsidiary of the Company, (2) pursuant to subsection (vii) above or (3) advances of business and travel expenses to employees or advances to customers, in each case under this clause (3) in the ordinary course of business;

(xi) make any capital expenditures that, in the aggregate, exceed 105% of the aggregate amount of expenditures provided for in the Company’s 2015 capital expenditures plan provided to Parent in writing prior to the date of this Agreement;

(xii) settle any claim, investigation, proceeding or litigation with a Governmental Entity or third party, in each case threatened, made or pending against the Company or any of its Subsidiaries, for amounts in excess of $10,000,000 individually or $30,000,000 in the aggregate, other than the settlement of claims, investigations, proceedings or litigation for an amount (excluding any amounts that are covered by any insurance policies of the Company or its

Subsidiaries, as applicable) not in excess of the amount reflected or reserved therefor in the most recent financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents;

(xiii) except as required pursuant to the terms of any Company Benefit Plan in effect on the date of this Agreement or entered into, amended or modified after the date of this Agreement in a manner not in contravention of this Section 4.01(a), (A) grant to any director, officer or employee of the Company or any of its Subsidiaries any increase in compensation or employee benefits, (B) grant to any present or former director, officer or employee of the Company or any of its Subsidiaries any severance or termination pay, or increase in severance or termination pay, (C) enter into any employment, consulting, severance, termination or similar agreement with any present or former director, officer or employee of the Company or any of its Subsidiaries, (D) pay any bonus to any present or former director, officer or employee of the Company or any of its Subsidiaries other than payment of 2014 annual cash bonuses in the ordinary course of business based on actual performance in 2014, (E) grant any new awards under any Company Benefit Plan or any arrangement that would have been a Company Benefit Plan had it been in effect as of the date hereof, (F) establish, adopt, enter into or amend in any material respect any collective bargaining agreement, other Contract with a labor organization or Company Benefit Plan, other than routine amendments to Company Benefit Plans that do not increase costs of maintaining such Company Benefit Plans by other than a de minimis amount, (G) amend or modify any outstanding award under any Company Benefit Plan, (H) take any action to amend, waive or accelerate the vesting criteria or vesting requirements of payment of any compensation or benefit under any Company Benefit Plan or remove any existing restrictions in any Company Benefit Plan or award made thereunder, (I) take any action to accelerate the payment, or to fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan or (J) forgive any loans, or issue any loans (other than routine travel, immaterial business expense advances, relocation loans or education loans issued in the ordinary course of business), to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries; provided, however, that clauses (A) through (E) shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly-hired employees (other than executive officers or executive committee members of the Company), or to such employees in the context of promotions based on job performance or workplace requirement, in each case in the ordinary course of business, benefits (excluding equity grants) consistent with the benefits (excluding equity grants) made available to similarly situated employees;

(xiv) communicate with Company Employees regarding the compensation, benefits or other treatment they will receive in connection with the transactions contemplated by this Agreement, unless such communications are consistent with those previously agreed by Parent and the Company;

(xv) other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, make any change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of the Company where such change would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(xvi) (A) except as required by applicable Law, make any change (or file any such change) in any material method of Tax accounting, (B) make, change or rescind any material Tax election; (C) settle or compromise any material Tax liability or consent to any claim or assessment relating to a material amount of Taxes; (D) file any amended Tax Return reflecting a material amount of Taxes; (E) enter into any closing agreement relating to a material amount of Taxes; or (F) waive or extend the statute of limitations in respect of material Taxes, in each case outside of the ordinary course of business;

(xvii) (A) cancel, amend, modify or terminate, or waive any material rights, claims or benefits under, any Specified Contract, other than in the ordinary course of business consistent with past practice, (B) enter into any Contract that would have been a Specified Contract under clause (ii), (iv), (viii) or (x) of Section 3.01(i) if it were entered into prior to the date of this Agreement or (C) enter into any Contract that would have been a Specified Contract (excluding clauses (ii), (iv) (viii) or (x) of Section 3.01(i)) if it were entered into prior to the date of the Agreement other than in the ordinary course of business consistent with past practice;

(xviii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix) (A) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement or (B) start to conduct a line of business of the Company or any of its Subsidiaries in a geographic area where it is not conducted as of the date of this Agreement, other than starting to conduct a line of business of the Company or any of its Subsidiaries in geographic areas that are reasonable extension to geographic areas where such business line is conducted as of the date of this agreement (provided, that in the case of each of clauses (A) and (B), such entry or expansion would not reasonably be expected to prevent, delay (other than in a de minimis respect) or impair the ability of the Company, Parent and Sub to complete the Merger on a timely basis);

(xx) authorize any of, or commit or agree to take any of, the foregoing actions.

(b)  Except as set forth in Section 4.01(b) of the Parent Disclosure Letter, expressly permitted by this Agreement, required by applicable Law or consented to in writing by the Company (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve substantially intact its current business organizations, to keep available the services of its current officers and employees and to preserve its relationships with Governmental Entities and significant customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.  Without limiting the generality of the foregoing, except as set forth in Section 4.01(b) of the Company Disclosure Letter, expressly permitted by this Agreement, required by applicable Law or consented to in writing by the Company (such consent not to be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent;

(ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iii) purchase, redeem or otherwise acquire any shares of its or its Subsidiaries’ capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, other than (A) the acquisition by Parent of shares of Parent Common Stock in connection with the surrender of shares of Parent Common Stock by holders of the Parent Stock Options in order to pay the exercise price of the Parent Stock Options, (B) the withholding of shares of Parent Common Stock to satisfy tax obligations with respect to awards granted pursuant to Parent Stock Plans, (C) the acquisition by Parent of any awards under the Parent Stock Plans in connection with the forfeiture of such awards and (D) the acquisition by Parent of Parent Common Stock in connection with the exercise of rights under the Parent ESPP, in each case that are outstanding as of the date hereof and in accordance with their present terms;

(iv) issue, deliver, sell, pledge, dispose of, encumber or subject to any Lien any shares of its capital stock, ownership interests, any other voting securities or any securities convertible into, exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares, ownership interests, voting securities or convertible securities or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units, other than with respect to any awards granted under any Parent Stock Plan;

(v) amend the Parent Certificate of Incorporation or the Parent Bylaws in any manner that would prohibit or hinder, impede or delay in any material respect the Merger or the consummation of the Transactions or have a material and adverse impact on the value of the Parent Common Stock;

(vi) other than as required (A) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or (B) by Law, make any change in accounting methods, principles or practices affecting the consolidated assets, liabilities or results of operations of Parent where such change would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole;

(vii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization that would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole; or

(viii) authorize any of, or commit or agree to take any of, the foregoing actions.

(c)  Advice of Changes.  During the period from the date of this Agreement to the Effective Time, (i) the Company shall promptly give Parent written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 6.02 and (ii) Parent shall promptly give the Company written notice upon becoming aware of any material event, development or occurrence that would reasonably be expected to give rise to a failure of any condition precedent set forth in Section 6.03; provided, however, that the delivery of any notice pursuant to this Section 4.01(c) shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

SECTION 4.02.  No Solicitation.  (a)  Except as expressly permitted by this Section 4.02, the Company and its Subsidiaries shall not, and the Company shall instruct and cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage, or take any other action to knowingly facilitate any inquiries regarding, or the making or submission of, any Takeover Proposal or any proposal or offer that may reasonably be expected to lead to any Takeover Proposal, (ii) engage in, participate in or otherwise continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate the making of, any proposal or offer that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into or agree to enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement related to any Takeover Proposal, other than any Acceptable Confidentiality Agreement (an “Acquisition Agreement”).  The Company and its Subsidiaries shall, and the Company shall instruct and cause its and their respective Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any person conducted heretofore with respect to any Takeover Proposal, or proposal or offer that could reasonably be expected to lead to any Takeover Proposal.  The Company will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making a Takeover Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.

The term “Takeover Proposal” means any inquiry, proposal or offer from any person or group of persons relating to (A) any direct or indirect acquisition or purchase in any manner, in each case whether in a single transaction or a series of transactions, of (1) 15% or more (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company) of the consolidated total assets (including capital stock of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole, or (2) 15% or more of outstanding shares of the Company Common Stock or any other class of capital stock or equity securities of the Company, (B) any tender offer or exchange offer, in each case whether in a single transaction or a series of transactions, that, if consummated, would result in any person or group or persons owning, directly or indirectly, 15% or more of outstanding shares of the Company Common Stock or any other class of capital stock or equity securities of the Company or (C) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or group (or the stockholders of any person) would own, directly or indirectly, (x) 15% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity or (y) businesses or assets (including capital stock of the Subsidiaries of the Company) that constitute 15% or more of the consolidated revenues, net income or total assets of the Company and its Subsidiaries, other than, in each case, the Transactions.

(b)  The Company shall promptly (and in any event, within 24 hours) notify Parent if (i) any Takeover Proposal is received by, (ii) any non-public information is requested in connection with any Takeover Proposal from, or (iii) any discussions or negotiation with respect to a Takeover Proposal are sought to be initiated with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such person and any financial terms included in, and the other material terms and conditions of, any such Takeover Proposal (including, if applicable, copies of any written Takeover Proposal) and thereafter shall keep Parent reasonably informed, on a reasonably current basis, of the status and terms of any such Takeover Proposal (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(c)  Notwithstanding Section 4.02(a) or anything else in this Agreement to the contrary, if at any time prior to (but not after) obtaining the Company Stockholder Approval, (i) the Company has received an unsolicited, bona fide, written Takeover Proposal from a third party first made after the date of this Agreement, (ii) the Board of Directors of the Company determines in good faith, (A) after consultation with its outside legal counsel and financial advisor, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (B) after consultation with and receiving advice of outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable Law, (iii) there has been no breach of this Section 4.02 in connection with such Takeover Proposal and (iv) the Company has provided at least 24 hours prior written notice to Parent of its intent to take any of the following actions, the Company may (A) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal, and (B) engage in discussions or negotiations with the person making such Takeover Proposal regarding such Takeover Proposal; provided, however, that the Company (x) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such person without first entering into an Acceptable Confidentiality Agreement with such person, and (y) will concurrently provide (and in any event within 24 hours) to Parent any non-public information concerning the Company or its Subsidiaries to be provided to such other person which was not previously provided to Parent.

The term “Superior Proposal” means any unsolicited, bona fide Takeover Proposal (with the percentages set forth in the definition thereof changed from 15% to 50%) made in writing after the date of this Agreement that the Board of Directors of the Company determines in good faith is reasonably likely to be consummated and that is on terms which the Board of Directors of the Company determines in good faith, if consummated, would result in a transaction more favorable to the stockholders of the Company from a financial point of view than the Merger, taking into account all financial, legal, regulatory, financing, certainty and timing of consummation and other aspects of such proposal and of this Agreement (including any changes to the financial and other terms of this Agreement proposed by Parent to the Company prior to the expiration of the applicable periods referred to in Section 4.02(d) below in response to such proposal or otherwise).

(d)  Neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw (or modify or qualify in a manner adverse to Parent), or publicly propose to  withdraw (or modify or qualify in a manner adverse to Parent), the Company Board Recommendation or (B) recommend the approval or adoption of, or approve or adopt, declare advisable or publicly propose to recommend, approve, adopt or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into any Acquisition Agreement.  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to (but not after) obtaining the Company Stockholder Approval and subject to compliance with Section 5.06(b) and this Section 4.02, (x) the Board of Directors of the Company may effect an Adverse Recommendation Change if the Board of Directors of the Company determines in good faith after consultation with and receiving advice of its outside counsel and financial advisor that the failure to effect such Adverse Recommendation Change would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law or (y) the Company may terminate this Agreement in accordance with Section 7.01(f) and concurrent with such termination cause the Company to enter into an Acquisition Agreement providing for a Superior Proposal (a “Superior Proposal Termination”); provided, that no Adverse Recommendation Change or Superior Proposal Termination may be made until after at least five business days following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company intends to take such action and the basis therefor, including in the case of an Adverse Recommendation Change not related to a Superior Proposal the circumstances thereof.  After providing such notice and prior to effecting such Adverse Recommendation Change or Superior Proposal Termination, (I) the Company shall, during such five business day period, negotiate in good faith with Parent and its Representatives with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent, (II) in determining whether to make an Adverse Recommendation Change or effect a Superior Proposal Termination, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such five business day period and (III) following the end of such five business day period, the Board of Directors of the Company or any committee thereof determines that the Superior Proposal would continue to be a Superior Proposal or, in the case of an Adverse Recommendation Change that does not involve a Superior Proposal, that the failure to effect such Adverse Recommendation Change would continue to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.  Any amendment to the financial terms or other material terms of any Takeover Proposal will be deemed to be a new Takeover Proposal for purposes of this Section 4.02(d), including with respect to the notice period referred to in this Section 4.02(d), except that the five business day period shall be two business days for such purposes.

(e)  From the date of this Agreement until the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any person if the Board of Directors of the Company determines in good faith, after consultation with and receiving advice from its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law; provided, that the Company promptly advises Parent that it is taking such action and the identity of the party or parties with respect to which it is taking such action; provided, further, that the foregoing shall not restrict the Company from permitting a person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to avoid violating fiduciary duties under applicable Law.

(f)  Nothing contained in this Section 4.02 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Board of Directors of the Company determines in good faith (after consultation with and receiving advice of its outside counsel) that failure to do so would be inconsistent with its fiduciary duties to stockholders under applicable Law; provided, however, that (x) clause (ii) of this Section 4.02(f) shall not be deemed to permit the Board of Directors of the Company to make an Adverse Recommendation Change or take any of the actions referred to in clause (ii) of Section 4.02(d) except, in each case, to the extent permitted by Section 4.02(d) and (y) in any disclosure made pursuant to clause (i) or (ii) of this Section 4.02(f) (other than any disclosure made in connection with an Adverse Recommendation Change permitted by Section 4.02(d)), the Board of Directors of the Company shall expressly publicly reaffirm the Company Board Recommendation, and any failure to do so shall be deemed an Adverse Recommendation Change for all purposes of this Agreement.

(g)  The violation of any of the provisions of this Section 4.02 by any of the Company’s Subsidiaries or any of its or such Subsidiaries’ respective Representatives shall constitute a breach of this Agreement by the Company.

ARTICLE V

Additional Agreements

SECTION 5.01.  Preparation of the Proxy Statement; Company Stockholders’ Meeting.  (a)  As promptly as practicable after the execution of this Agreement, (i) the Company shall prepare (with Parent’s reasonable cooperation) and file with the SEC a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the meeting of the Company’s stockholders (the “Company Stockholders’ Meeting”) to be held to consider adoption of this Agreement and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the Merger.  Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC). Prior to the effective date of the Form S-4, the Company and Parent shall also use their respective reasonable best efforts to satisfy all necessary state securities Laws or “blue sky” notice requirements in connection with the Merger and to consummate the Transactions and will pay all expenses incident thereto.  Each of Parent and the Company shall furnish all information concerning such person and its Affiliates as may be reasonably requested by the other and shall otherwise reasonably assist and cooperate with the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement, including the resolution of any comments in respect thereof received from the SEC.  As promptly as practicable after the Form S-4 shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders.  No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon.  If at any time prior to receipt of the Company Stockholder Approval any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.  Parent shall notify the Company promptly of the time when the Form S-4 has become effective or any supplement or amendment to the Form S-4 has been filed, and of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.  The Company and Parent shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger.  The Company and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

(b)  The Company shall, subject to applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the rules of New York Stock Exchange, (i) as promptly as practicable (and in no event more than 45 days after the Form S-4 becomes effective), establish a record date for, duly call and give notice of the Company Stockholders’ Meeting, and (ii) as promptly as practicable convene and hold the Company Stockholders’ Meeting and submit this Agreement to its stockholders for adoption, for the purpose of obtaining the Company Stockholder Approval.  Subject to the ability of the Board of Directors of the Company to make an Adverse Recommendation Change pursuant to Section 4.02(d), the Company shall (i) make the Company Board Recommendation and include such recommendation in the Proxy Statement and (ii) use reasonable best efforts to obtain from its stockholders the Company Stockholder Approval in favor of the adoption of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, if on a date preceding the date on which or the date on which the Company Stockholders’ Meeting is scheduled, the Company reasonably believes that (A) it is necessary to postpone or adjourn the Company Stockholders’ Meeting to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company’s Stockholders’ Meeting or (B) (1) it will not receive proxies sufficient to obtain the Company Stockholder Approval, whether or not a quorum is present or (2) it will not have sufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders’ Meeting, as long as, in the case of any postponement or adjournment under clause (B) of this sentence, the date of the Company Stockholders’ Meeting is not postponed or adjourned more than an aggregate of 15 calendar days.  In the event that during the three business days prior to the date that the Company Stockholders’ Meeting is then scheduled to be held, the Company delivers a notice of an intent to make an Adverse Recommendation Change or Superior Proposal Termination (including in connection with an amendment pursuant to the last sentence of Section 4.02(d)), Parent may direct the Company to postpone the Company Stockholders’ Meeting for up to three business days and the Company shall promptly, and in any event no later than the next business day, postpone the Company Stockholders’ Meeting in accordance with Parent's direction, subject to the Company’s right to postpone the Company Stockholders’ Meeting for a longer period pursuant to the preceding sentence.

(c)  Notwithstanding any Adverse Recommendation Change, the Company shall nonetheless submit this Agreement to the Company’s stockholders for adoption at the Company Stockholders’ Meeting unless this Agreement is terminated in accordance with Article VII prior to the Company Stockholders’ Meeting.

SECTION 5.02.  Access to Information; Confidentiality.  (a) From and after the date of this Agreement until the Effective Time and upon reasonable notice, (i) the Company shall, and shall cause its Subsidiaries to, (A) provide to Parent and Parent’s Representatives access at reasonable times to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (B) furnish to Parent such information concerning the business, properties, contracts, assets, liabilities, capital stock, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request, and (ii) Parent shall, and shall cause its Subsidiaries to, (A) provide to the Company and the Company’s Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of Parent and its Subsidiaries and to the books and records thereof (so long as such access does not unreasonably interfere with the operations of Parent) and (B) furnish to the Company such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of Parent and its Subsidiaries as the Company or its Representatives may reasonably request, in the case of the foregoing clauses (A) and (B) to the extent reasonably related to the prospective value of Parent Common Stock or to Parent’s ability to consummate the Transactions; provided, however, that no investigation pursuant to this Section 5.02 shall be deemed to modify any representation or warranty made by the Company or Parent; provided, further, that neither Parent nor the Company shall be required pursuant to this Section 5.02 to disclose any information to the extent that (x) in the reasonable good faith judgment of such party, any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (y) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (z) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (x) through (z) of this Section 5.02, Parent or the Company, as applicable, shall use its commercially reasonable efforts to (I) obtain the required consent of any such third party to provide such inspection or disclosure, (II) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (III) in the case of clauses (x) and (z), utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege.

(b)  To the extent that any of the information or material furnished pursuant to this Section 5.02 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege.  All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.  All information obtained by the parties hereto pursuant to this Section 5.02 shall be kept confidential in accordance with the Confidentiality Agreement.

SECTION 5.03.  Reasonable Best Efforts.  (a)  Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to, and shall cause their respective Affiliates to use reasonable best efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable best efforts to accomplish the following:  (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the taking of all actions necessary to comply with all orders, decrees and requests imposed by Governmental Entities in connection with the Transactions, (iii) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations, orders and approvals from Governmental Entities and the making of all necessary registrations, declarations and filings (including filings under the HSR Act or foreign antitrust or competition Law) applicable to the Transactions and other registrations, declarations and filings with, or notices to, Governmental Entities, (iv) the obtaining of consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in connection with the Transactions; provided, however, that in no event shall any of the parties hereto or any of their respective Affiliates be required to (and in no event shall the Company or any of its Subsidiaries, without Parent’s prior written approval) make any payment to such third parties or concede anything of value in any case prior to the Effective Time in order to obtain any such consent, approval or waiver from any such third parties, (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement and (vi) as promptly as reasonably practicable following the receipt thereof, responding to any formal or informal request for additional information or documentary material received by the Company, Parent or any of their respective Affiliates from any Governmental Entity in connection with the Transactions.  In connection with and without limiting the foregoing, each of Parent and the Company and their respective Boards of Directors shall (A) take all action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other Merger Transactions and (B) if any Takeover Law becomes applicable to this Agreement, the Merger or any of the other Merger Transactions, take all action necessary to ensure that the Merger and the other Merger Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other Merger Transactions.  No party hereto shall voluntarily extend any waiting period under the HSR Act or foreign antitrust or competition Law (collectively, “Antitrust Laws”) or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions except with the prior written consent of the other parties hereto (such consents not to be unreasonably withheld or delayed and which reasonableness shall be determined in light of each party’s obligation to use reasonable best efforts to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions).

(b)  The Company and its Subsidiaries shall reasonably cooperate with Parent, to the extent the Company can reasonably do so without material disruption of its ordinary course business operations consistent with past practice, in determining a tax efficient way to distribute or otherwise transfer cash or other assets from the Company Foreign Subsidiaries to the United States following the Closing, including (i) determining the tax cost of such transfers and the various alternatives for such distributions or transfers, and (ii) preparing documentation in advance of the Closing in order to be prepared to execute such transfers as promptly as practicable after the Closing.  If this Agreement is terminated pursuant to Section 7.01, Parent shall reimburse the Company for the Company’s reasonable out-of-pocket costs incurred under this Section 5.03(b).

(c)  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Parent or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Parent contained in this Agreement be breached or deemed breached as a result of the failure of Parent to): (i) agree to or otherwise become subject to any limitations on (A) the right of Parent to control or operate its business (including the business of the Company and its Subsidiaries after the Effective Time) or assets (including the assets of the Company and its Subsidiaries after the Effective Time), or (B) the right of Parent to exercise full rights of ownership of its business (including the business of the Company and its Subsidiaries after the Effective Time) or assets (including the assets of the Company and its Subsidiaries after the Effective Time), or (ii) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Parent or any of its Affiliates or the business, assets or operations of the Company or its Subsidiaries after the Effective Time (any such action referred to in clause (i) or (ii), a “Burdensome Condition”).  Subject to the preceding sentence, each of Parent and the Company shall defend through litigation on the merits any claim asserted in court or administrative or other tribunal by any Governmental Entity acting pursuant to applicable Antitrust Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the

Closing prior to the Outside Date.  With respect to any Governmental Entity in connection with the Transactions, neither the Company nor its Subsidiaries shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter any of their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product or service lines or assets of, the Company or its Subsidiaries after the Effective Time, or otherwise limits Parent’s ability to receive the full benefits of this Agreement and the Transactions.

(d)  Neither Parent nor the Company shall, nor shall it permit any of its Subsidiaries or Affiliates to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to such acquisition or the consummation of such acquisition would reasonably be expected to result in (i) the failure to obtain or materially impair or delay the obtaining of the expiration or termination of the waiting period in respect of the Transactions under any applicable Law, (ii) the entry, the commencement of litigation seeking the entry, or failure to effect the dissolution, in each case, of any injunction, temporary restraining order or other order that would prevent or materially impair or delay the consummation of the Transactions or (iii) failure to obtain or materially impair or delay the obtaining of all waivers, authorizations, consents, orders and approvals of Governmental Entities necessary for the consummation of the Transactions.

(e)  None of the parties to this Agreement shall agree to participate in any substantive meeting, telephone call or discussion with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion.  The parties to this Agreement shall, and shall cause their respective Affiliates to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company and its Subsidiaries; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

SECTION 5.04.  Benefit Plans.  (a)  Following the Effective Time and until the first anniversary of the Closing Date, Parent shall provide, or shall cause the Surviving Corporation to provide, the individuals who are employed by the Company or any of its Subsidiaries immediately before the Effective Time (the “Company Employees”) and who continue employment during such time period with (i) annual base compensation and annual target cash incentive amounts that are no less in the aggregate than the annual base compensation and annual target cash incentive amounts provided to such Company Employees immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than the severance benefits provided to such Company Employees immediately prior to the Effective Time and (iii) employee pension and welfare benefits (excluding benefits under any defined benefit pension plan) that are substantially comparable in the aggregate to the employee pension and welfare benefits (excluding benefits under any defined benefit pension plan) provided to such Company Employees immediately prior to the Effective Time.

(b)  No provision of this Agreement shall be construed (i) as a guarantee of continued employment of any Company Employee, (ii) to prohibit Parent or the Surviving Corporation from having the right to terminate the employment of any Company Employee, (iii) to prevent the amendment, modification or termination of any Company Benefit Plan after the Closing (in each case in accordance with the terms of the applicable Company Benefit Plan) or (iv) as an amendment or modification of the terms of any Company Benefit Plan.

(c)  With respect to all plans maintained by Parent, the Surviving Corporation or their respective Subsidiaries in which the Company Employees are eligible to participate after the Closing Date (including any vacation, paid time-off and severance plans, but excluding any plan frozen to new participants or any defined benefit pension plan or any plan providing for post-retirement medical benefits), for purposes of determining eligibility to participate, level of benefits, vesting, each Company Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries, in each case, to the extent such service would have been recognized by the Company or its Subsidiaries under analogous Company Benefit Plans prior to the Effective Time; provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits for the same period of service, (ii) for purposes of determining eligibility to receive discretionary contributions under Parent’s Employees’ Savings Plan and (iii) for determining eligibility under the Parent ESPP.

(d)  Without limiting the generality of Section 5.04(a), Parent shall use commercially reasonable efforts to cause to be waived any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time.  Parent shall recognize, or use commercially reasonable efforts to cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.

(e)  If requested by Parent at least five (5) business days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, effective not later than the business day immediately preceding the Effective Time.  In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with the evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Board of Directors of the Company (the form and substance of which shall be subject to review and approval by Parent) not later than two (2) business day(s) immediately preceding the Effective Time.  To the extent that such Company 401(k) plans are terminated, Parent shall use commercially reasonable efforts to permit the roll-over of participant account balances under such 401(k) plans(s) to a benefit plan maintained by Parent intended to qualify under Section 401(k) of the Code, in accordance with applicable law, as soon as practicable following the Effective Time.

(f)  For the avoidance of doubt and notwithstanding anything to the contrary herein, for purposes of any Company Benefit Plan set forth in Section 3.01(l)(vi) of the Company Disclosure Letter containing a definition of “change in control” or “change of control”, the Closing shall be deemed to constitute a “change in control” or “change of control” (except as would result in the imposition of “additional Taxes” under Code Section 409A).

(g)  Prior to the Closing, (i) the Company and its Subsidiaries shall comply with any Law or other legal requirement (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee body), to consult with any Company Employees, a relevant trade union, works council or any other employee representatives in connection with the Transactions and (ii) the Company and Parent shall use commercially reasonable efforts to provide any relevant, required information to, and undertake any required consultation with, representatives of Company Employees in a timely manner.

(h)  Prior to Closing, the Company and its Subsidiaries shall take all action necessary to ensure the U.K. Pensions Regulator is notified of the Merger in accordance with Section 69 of the U.K. Pensions Act 2004, and shall respond in a timely manner to all requests of the U.K. Pensions Regulator, and shall keep Parent advised of the status of such discussions and correspondence.

(i)  The provisions of this Section 5.04 are solely for the benefit of the parties to this Agreement, and no other person (including any Company Employee or any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.04 shall create such rights in any such persons.

SECTION 5.05.  Indemnification, Exculpation and Insurance.  (a)  All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a director, officer, employee or agent (including as a fiduciary with respect to a Company Benefit Plan) of the Company, any of its Subsidiaries or any of their respective predecessors as provided in the Company Certificate of Incorporation, the Company Bylaws, the organizational documents of any Subsidiary of the Company or any indemnification agreement set forth in Section 5.05(a) of the Company Disclosure Letter, between a director, officer, employee or agent (including as a fiduciary with respect to a Company Benefit Plan) of the Company or any of its Subsidiaries and the Company or any of its Subsidiaries (in each case, as in effect on the date hereof) shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such director, officer, employee or agent.

(b)  Without limiting Section 5.05(a) or any rights of any director or officer of the Company or any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Party”) pursuant to any indemnification agreement, from and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director (including in a capacity as a member of any board committee) or officer of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim.  None of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification would reasonably be expected to be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent.  Parent and the Surviving Corporation shall cooperate with an Indemnified Party in the defense of any matter for which such Indemnified Party could seek indemnification hereunder.  Parent’s and the Surviving Corporation’s obligations under this Section 5.05(b) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim.

(c)  The Company may (or, at the request of Parent, shall use commercially reasonable efforts to) obtain, at or prior to the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that, without the prior written consent of Parent, the Company may not expend therefor in excess of 300% of the amount (the “Annual Amount”) paid by the Company for coverage for the most recently completed 12-month period prior to the date of this Agreement (such amount, equal to 300% of the annual amount, the “D&O Tail Premium Cap”).  In the event the Company does not obtain such “tail” insurance policies, then, for a period of six years from the Effective Time, Parent shall maintain in effect the Company’s current directors’ and officers’ liability insurance policies in respect of acts or omissions occurring at or prior to the Effective Time, covering each Indemnified Party on terms with respect to such coverage and amounts no less favorable than those of such policies in effect on the date of this Agreement; provided, however, that (i) Parent may substitute therefor policies of a reputable and financially sound insurance company containing terms, including with respect to coverage and amounts, no less favorable to any Indemnified Party and (ii) in satisfying its obligation under this Section 5.05(c), Parent shall not be obligated to pay for coverage for any 12-month period aggregate premiums for insurance in excess of the D&O Tail Premium Cap, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for the Annual Amount.

(d)  In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any person, or if Parent dissolves the Surviving Corporation, then, and in each such case, Parent shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.05.

(e)  The provisions of this Section 5.05 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.  The obligations of the Parent and the Surviving Corporation under this Section 5.05 will not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such Indemnified Party.

SECTION 5.06.  Fees and Expenses.  (a)  Except as provided in Sections 5.06(b), 5.06(c) and 5.08(b), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

(b)  In the event that:

(i) this Agreement is terminated by the Company pursuant to Section 7.01(f);

(ii) (A) after the date of this Agreement, a Takeover Proposal shall have been made to the Company or any of its Subsidiaries, a Takeover Proposal shall have been made directly to the stockholders of the Company generally, any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal or a Takeover Proposal shall have otherwise become publicly known, (B) thereafter, this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.01(b)(iii), (2) by Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Company Stockholders’ Meeting has not been held by the Outside Date) or (3) by Parent pursuant to Section 7.01(c) due to the Company having breached or failed to perform its covenants or agreements set forth in (I) Section 4.02 of this Agreement or (II) any other provision of this Agreement, but only, in the case of clause (II), if the breach or failure to perform that gave rise to Parent’s right of termination thereunder occurred when such Takeover Proposal was pending and not withdrawn; provided, however, that for purposes of the foregoing clause (II) a Takeover Proposal shall not be deemed to have been “withdrawn” by a person if, within 12 months after any such termination, the Company or any of its Subsidiaries enters into a definitive agreement providing for, or the Company Board or the Company approves, recommends to its stockholders or does not oppose, a Takeover Proposal made by or on behalf of such person or any of its Affiliates or any such Takeover Proposal is consummated, and (C) within 12 months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement to consummate or consummates any Takeover Proposal; or

(iii) this Agreement is terminated by Parent pursuant to Section 7.01(e);

then, in each case, the Company shall pay Parent or its designee(s) an aggregate fee equal to the Company Termination Fee by wire transfer of same-day funds (1) in the case of a payment required by clause (i) above, on the date of termination of this Agreement, (2) in the case of a payment required by clause (ii) above, on the earlier of the date of entry into a definitive agreement or the date of consummation referred to in clause (ii)(C) and (3) in the case of a payment required by clause (iii) above, within three business days of the date of termination of this Agreement, it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.  For purposes of Section 5.06(b)(ii)(C) only, the term “Takeover Proposal” shall have the meaning assigned to such term in Section 4.02(a), except that all references to 15% therein shall be deemed to be references to 50%.

(c)  In the event that this Agreement is terminated by (i) either Parent or the Company pursuant to Section 7.01(b)(iii), (ii) either Parent or the Company pursuant to Section 7.01(b)(i) (but only if the Company Stockholders’ Meeting has not been held by the Outside Date), or (iii) by Parent pursuant to Section 7.01(c), then, in each case, the Company shall promptly, and in no event later than two days after being notified of such by Parent, pay to Parent, by wire transfer of immediately available funds, the Expense Reimbursement. As used in this Agreement, “Expense Reimbursement” means an amount equal to all of the documented out-of-pocket expenses, including those of the Exchange Agent and its Representatives, incurred by Parent or Sub in connection with this Agreement and the Transactions up to a maximum of $30,000,000, in the event such expenses are paid in connection with a termination pursuant to Section 7.01(b)(iii) and $50,000,000 in all other cases. In the event any Company Termination Fee is payable after the time the Company pays any Expense Reimbursement pursuant to this Section 5.06(c), the amount of the Company Termination Fee payable by the Company shall be reduced by such Expense Reimbursement amount actually paid to Parent.  Notwithstanding anything herein to the contrary, the payment of the Company Termination Fee to Parent or its designee(s) is Parent and Sub’s sole and exclusive remedy against the Company and its Affiliates, and their respective stockholders and Representatives, for any loss, cost, liability or expense relating to or arising out of this Agreement, any agreement entered into in connection herewith, or the transactions contemplated hereby or thereby.

(d)  If (i) the Company or Parent terminates this Agreement pursuant to Section 7.01(b)(i) or Section 7.01(b)(ii) or (ii) the Company terminates this Agreement pursuant to Section 7.01(d) because of a failure by Parent to comply with its obligations under Section 5.03(c) and, in each of (i) and (ii), at the time of such termination, any of the conditions set forth in Sections 6.01(b), 6.01(c) or 6.02(c) shall not have been satisfied, and, in addition, in the case of a termination under Section 7.01(b)(ii), at the time of termination, a Governmental Entity shall have enacted such Restraint with respect to any Antitrust Law, and in each of (i) and (ii), at the time of such termination, all other conditions to the Closing set forth in Sections 6.01, 6.02 and 6.03 shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination), then Parent shall pay the Company a termination fee equal to $305,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds, concurrently with such termination (in the case of a termination by Parent) or within two business days of a request therefor by the Company following such termination (in the case of a termination by the Company).  The Company agrees that in no event shall the Company be entitled to receive more than one Parent Termination Fee.  Notwithstanding anything herein to the contrary, if the Parent Termination Fee is paid to the Company or its designee(s) pursuant to this Section 5.06(d), payment of such Parent Termination Fee is the Company’s sole and exclusive remedy against Parent and Sub and their Affiliates, and their respective stockholders and Representatives, for any loss, cost, liability or expense relating to or arising out of this Agreement, any agreement entered into in connection herewith, or the transactions contemplated hereby or thereby.

(e)  The Company and Parent acknowledge and agree that the agreements contained in this Section 5.06 are an integral part of the Transactions, and that, without these agreements, the parties would not have entered into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to Section 5.06(b) or 5.06(c), or Parent fails promptly to pay any amount due pursuant to Section 5.06(d), and, in order to obtain such payment, Parent or the Company commences a suit that results in a judgment against the Company for the payment set forth in Section 5.06(b) or 5.06(c) or any portion thereof, or a judgment against Parent for the amount set forth in Section 5.06(d) or any portion thereof, the Company shall pay to Parent, or Parent shall pay to the Company, as applicable, the other party’s costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such amount from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

SECTION 5.07.  Public Announcements.  The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties.  From the date of such announcement through the Closing Date, and so long as this Agreement is in effect, none of the Company, Parent or Sub shall issue or cause the publication of any public press release or other public announcement concerning the Transactions without the prior consultation and consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in Section 4.02.

SECTION 5.08.  Financing.  (a)  (i)  Each of Parent and Sub shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, to consummate and obtain the Debt Financing on or prior to the Closing Date on the terms and subject only to the conditions contained in the Debt Financing Commitment (or with other terms and conditions agreed by Parent and the Financing Sources, subject to the restrictions on amendments of the Debt Financing Commitment set forth below), including using its reasonable best efforts to (A) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions contained in the Debt Financing Commitment (or with other terms and conditions agreed by Parent and the Financing Sources, subject to the restrictions on amendments of the Debt Financing Commitment set forth below), (B) satisfy (or obtain the waiver of), and cause its Affiliates to satisfy (or obtain the waiver of), on a timely basis all conditions, and comply with all obligations applicable to Parent or Sub, contained in the Debt Financing Commitment or the definitive agreements related to the Debt Financing Commitment that are within the control of the Parent or Sub or any of its or their Affiliates or (C) maintain in effect the Debt Financing Commitment.  If all conditions to the Debt Financing have been satisfied and the conditions to Parent’s and Sub’s obligation to consummate the Merger have been satisfied or (to the extent permitted by Law) waived, each of Parent and Sub shall use their reasonable best efforts to cause the financial institutions providing the Debt Financing to fund the Debt Financing on the Closing Date.  For the avoidance of doubt and notwithstanding anything to the contrary in this Section 5.08, Parent acknowledges and agrees that its obligations to consummate the Transactions on the terms and subject to the conditions set forth herein is not conditioned upon the availability or consummation of the Debt Financing, the availability of any replacement commitments or receipt of the proceeds therefrom, and its obligations under this Agreement include its obligation to take such actions as may be necessary to have at Closing the cash resources to consummate the Transactions at the Closing.

(ii) Neither Parent nor Sub shall agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, the Debt Financing Commitment without the Company’s prior written consent that (A) modifies or adds conditions or contingencies to the availability of the Debt Financing relative to those contained in the Debt Financing Commitment in a manner that would reasonably be expected to (x) materially delay the Closing or materially impair the funding of the Debt Financing at the Closing or (y) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing materially less likely to occur, (B) would otherwise reasonably be expected to materially impair or materially delay the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or the Closing, (C) materially and adversely impacts the ability of Parent or Sub to enforce its rights against the other parties to the Debt Financing Commitment or the definitive agreements related to the Debt Financing or (D) reduces the aggregate amount of the Debt Financing set forth in the Debt Financing Commitment, in each case as of the date of this Agreement (including by changing the amount of fees to be paid or original issue discount) by an amount that would reasonably be expected to materially delay the Closing or materially impair the funding of the Debt Financing at the Closing; provided, however, that in the case of clause (D), to the extent that the aggregate amount of the Debt Financing is reduced pursuant to the terms of the Debt Financing Commitment by virtue of (1) obtaining alternative committed financing, such alternative financing shall comply with the requirements set forth in clauses (A) – (C) of this sentence, and (2) the funding of alternative financing or obtaining proceeds from non-ordinary course asset sales or other dispositions of property, or incurrence of debt or issuances of equity, Parent shall deposit, or cause to be deposited, the proceeds thereof in a segregated account and shall not use any such proceeds for any purpose other than to satisfy Parent’s obligations under this Agreement at the Closing; provided further that notwithstanding clauses (A) – (D), Parent or Sub may amend, restate, modify or supplement the Debt Financing Commitment to add lenders, lead arrangers, bookrunners, underwriters, syndication agents, lenders or similar entities that have not executed the Debt Financing Commitment as of the date hereof, to provide for the assignment and reallocation of a portion of the debt financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, in each case, as expressly set forth in the Debt Financing Commitment.  Parent shall promptly deliver to the Company copies of any amendment, modification or waiver to or under the Debt Financing Commitment or the definitive agreements relating to the Debt Financing.

(iii) Parent shall keep the Company informed on a current basis and in reasonable detail of the status of the Debt Financing and provide to the Company copies of the material definitive documents for the Debt Financing (subject to customary redaction with respect to fees). Without limiting the generality of the foregoing, Parent shall, promptly after obtaining knowledge thereof, give the Company written notice of any (A) material breach or default by any party to the Debt Financing Commitment and any definitive document related to the Debt Financing, (B) actual or written threat of withdrawal, repudiation or termination of the Debt Financing Commitment or the definitive documents relating to the Debt Financing, (C) material dispute or disagreement between or among any parties to the Debt Financing Commitment or any definitive document related to the Debt Financing; provided, that neither Parent nor any of its Affiliates shall be under any obligation to disclose any information that is subject to attorney client or similar privilege to the extent such privilege is asserted in good faith or (D) occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or Sub to obtain all or any portion of the Debt Financing contemplated by the Debt Financing Commitment (or if at any time for any other reason Parent or Sub believes that it will not be able to obtain all or any portion of the Debt Financing contemplated by the Debt Financing Commitment.

(iv) If any portion of the Debt Financing becomes unavailable on the terms and conditions contained in the Debt Financing Commitment, Parent and Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount sufficient to consummate the Transactions as promptly as practicable following the occurrence of such event. Neither Parent nor Sub shall enter into such replacement debt financing commitment without the consent of the Company if (i) the terms of the new debt financing commitment, taken as a whole, are materially less favorable to Parent than the existing Debt Financing Commitment (taking into account any “market flex” provisions thereof) or (ii) the terms thereof would be reasonably expected to materially impair or delay the availability of the Debt Financing.  Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing.  For purposes of this Section 5.08, references to the “Debt Financing” shall include the financing contemplated by the Debt Financing Commitment as permitted to be amended, modified or replaced by this Section 5.08 and references to the “Debt Financing Commitment” shall include such documents as permitted to be amended, modified or replaced by this Section 5.08.

(b)  Prior to the Closing Date, the Company shall provide, and cause its Subsidiaries to provide, and shall request that its Representatives provide, to Parent and Sub, in each case at Parent’s sole expense, such cooperation as is reasonably requested by Parent in connection with the arrangement of the Debt Financing (or any replacement, amended, modified or alternative financing permitted by this Section 5.08).  Such cooperation shall include, at the reasonable request of Parent made in a timely fashion:

(i) reasonable cooperation with customary marketing and diligence efforts of Parent for all or any portion of the Debt Financing, including assistance in preparation for and participation in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times;

(ii) providing reasonable assistance with the preparation of customary ratings agency presentations, road show materials, bank information memoranda, bank syndication materials, confidential information memoranda and similar customary marketing materials (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC) in connection with the marketing and syndication of Debt Financing (as set forth in the Debt Financing Commitment as in effect on the date of this Agreement) or in connection with a customary bank syndication process and offering of debt securities of the type described in the Debt Financing Commitment;

(iii) using reasonable best efforts to furnish Parent, within a reasonable amount of time following Parent’s reasonable request, with financial and other information available to the Company relating to the Company and its Subsidiaries to the extent required to consummate the Debt Financing in accordance with the terms of the Debt Financing Commitment as in effect on the date of this Agreement or in connection with a customary offering of debt securities of the type described in the Debt Financing Commitment, and providing reasonable assistance to the Parent’s preparation of pro forma financial information and projections required to consummate the Debt Financing in accordance with the terms of the Debt Financing Commitment as in effect on the date of this Agreement or in connection with a customary offering of debt securities of the type described in the Debt Financing Commitment;

(iv) using reasonable best efforts to furnish Parent at least five business days prior to the Closing Date, with all documentation and other information reasonably requested by the financial institutions party to the Debt Financing Commitment related to the Company and its Subsidiaries as and solely to the extent required by any Governmental Entity with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; and

(v) requesting that the Company’s independent accountants participate in accounting due diligence sessions and cooperate with the Debt Financing (as set forth in the Debt Financing Commitment as in effect on the date of this Agreement) consistent with their customary practice, including requesting that they provide customary comfort letters (including “negative assurance” comfort) to the extent required in connection with the marketing and syndication of the Debt Financing (as set forth in the Debt Financing Commitment as in effect on the date of this Agreement) or as are customarily required in an underwritten offering of debt securities;

(vi) arrange for a customary payoff letter (in form and substance reasonably acceptable to Parent) to be delivered at or prior to Closing relating to the payoff and termination of the Credit Agreement, duly executed by the administrative agent, and setting forth all amounts necessary to be paid in order to fully pay off all of the amounts outstanding under the Credit

Agreement, and providing that, upon such payment, such indebtedness will be extinguished and all Liens relating thereto will be released (the “Payoff Letter”); and

(vii) unless the Existing Senior Notes are fully prepaid and retired at or prior to the Effective Time, arrange for the delivery at or prior to the Closing by each “Subsidiary Guarantor” under any “Subsidiary Guaranty” (as such terms are defined in the Note Purchase Agreement) outstanding as of the Closing of a written reaffirmation as required under Section 10.2(b)(2) of the Note Purchase Agreement.

(c)  Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with the Debt Financing, including the cooperation of the Company and its Subsidiaries and Representatives contemplated by this Section 5.08, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except with respect to any historical financial statements provided by the Company or any of its Subsidiaries and except to the extent such losses, damages, claims, costs or expenses arose out of or resulted from the fraud, willful misconduct, gross negligence or intentional misrepresentation of any such indemnified party.  All information obtained by the parties hereto pursuant to this Section 5.08 shall be kept confidential in accordance with the Confidentiality Agreement.

(d)  The Company hereby consents to the use of its trademarks and logos in connection with the marketing of the Debt Financing; provided, that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

SECTION 5.09.  Treatment of Existing Senior Notes.  (a)  At Parent’s request the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to commence at Parent’s expense a tender offer to purchase, and any related consent solicitation with respect to, the Existing Senior Notes on such terms and conditions as specified by Parent and in compliance with all applicable terms and conditions of the Note Purchase Agreement (collectively, the “Debt Offer”); provided that (i) Parent shall have provided the Company with drafts and the final form of the offer to purchase, related letter of transmittal and other related documents (collectively, the “Offer Documents”), (ii) the Debt Offer need not commence prior to the later of (A) ten (10) business days after the date the Form S-4 is filed with the SEC and (B) the date the staff of the SEC indicates to Parent that it has no further comments to the Form S-4, (iii) the closing of the Debt Offer shall be conditioned on the Closing and shall otherwise comply with all applicable Laws and SEC rules and regulations. The terms and conditions specified by Parent for the Debt Offer shall be only such terms and conditions as are customarily included in offers to purchase debt securities similar to the Existing Senior Notes and in similar situations and shall otherwise be in compliance with all applicable Laws and the terms and conditions of the Note Purchase Agreement. Nothing in this Section 5.09 or in any other provision of this Agreement shall require the Company to purchase, or accept for purchase, any Existing Senior

Notes tendered or otherwise submitted for payment prior to the Effective Time. Parent and Sub shall, and shall use their respective reasonable best efforts to cause their respective Representatives to, provide cooperation reasonably requested by the Company in connection with the Debt Offer.

(b)  Subject to Section 5.09(c) and Section 5.09(d), if requested by Parent, in lieu of commencing a Debt Offer for the Existing Senior Notes (or in addition thereto) pursuant to Section 5.09(a), the Company shall (i) use its reasonable best efforts to seek the consent of the required number of holders of the Existing Senior Notes to permit an optional redemption of the Existing Senior Notes to be conditioned on the occurrence of the Closing and (ii) in the event such consent is obtained, issue a timely notice of optional redemption (the “Redemption Notice”) ten days prior to the anticipated Closing Date for all of the outstanding principal amount of the Existing Senior Notes pursuant to the requisite provisions of the Note Purchase Agreement, and shall redeem such Existing Senior Notes at the Closing in accordance with the terms of the Note Purchase Agreement (the “Debt Redemption”). Parent and Sub shall, and shall use their respective reasonable best efforts to cause their respective representatives to, provide cooperation reasonably requested by the Company in connection with the Debt Redemption.

(c)  The Company shall, to the extent requested, keep Parent reasonably informed regarding the status, results and timing of the Debt Offer. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Existing Senior Notes in connection with the Debt Offer shall be subject to the prior review of, and comment by, the Company and its Representatives, and shall be reasonably acceptable to them. If, at any time prior to the completion of the Debt Offer, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, becomes aware of any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Existing Senior Notes. Notwithstanding anything to the contrary in this Section 5.09(c)), the Company shall, and shall cause its Subsidiaries to, comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other Law to the extent applicable in connection with the Debt Offers, and such compliance will not be deemed a breach hereof (and, for the avoidance of doubt, the Company shall not be required to effect the Debt Offer in violation thereof).

(d)  In connection with any Debt Offer, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected; provided that neither the Company nor any of its Subsidiaries shall be required to provide any 10b-5 or negative assurance statements of outside legal counsel to, or indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its Subsidiaries shall be a party or have any obligations under. Parent shall reimburse the Company and its Subsidiaries for all of their reasonable costs and expenses incurred in connection with any Debt Offers or any Debt Redemptions promptly following the incurrence thereof.

(e)  Without limiting the foregoing, Parent’s obligations under Section 5.08(c) shall apply mutatis mutandis to the agreements of the Company under this Section 5.09.

SECTION 5.10.  Rule 16b-3.  Prior to the Effective Time, each of Parent and the Company shall take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) pursuant to the Transactions by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.11.  Parent Consent.  Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Sub, a written consent adopting the Agreement.

SECTION 5.12.  Sub and Surviving Corporation Compliance.  Parent shall cause Sub or the Surviving Corporation, as applicable, to comply with all of its respective obligations under this Agreement and Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

SECTION 5.13.  Stock Exchange De-listing.  Each of the parties agrees to take, or cause to be taken, all actions reasonably necessary prior to the Effective Time to cause the Company’s securities to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 5.14.  Securityholder Litigation.  The Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any securityholder litigation against the Company or its directors relating to the Transactions, subject to a customary joint defense agreement, and no such settlement shall be agreed to without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

ARTICLE VI

Conditions Precedent

SECTION 6.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)  Stockholder Approval.  The Company Stockholder Approval shall have been obtained.

(b)  Regulatory Approval.  The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or early termination thereof shall have been granted (the “Regulatory Approval”).

(c)  No Injunctions or Restraints.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, injunction, order or other judgment, in each case whether temporary, preliminary or permanent (collectively, “Restraints”), that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions.

(d)  Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(e)  Stock Exchange Listing.  The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

SECTION 6.02.  Conditions to Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of the Company set forth in Section 3.01(c) (Capital Structure), Section 3.01(g)(i) (Absence of Certain Changes or Events) and Section 3.01(q) (Voting Requirements) shall be true and correct as of the date hereof and as of the Closing Date as though made on such date (in each case except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) other than, in the case of Section 3.01(c), for inaccuracies that are de minimis in the aggregate, (ii) the representations and warranties of the Company set forth in the first sentence of Section 3.01(a) (Organization, Standing and Corporate Power), Section 3.01(d)(i) (Authority; Noncontravention), Section 3.01(r) (State Takeover Statutes) and Section 3.01(s) (Brokers and Other Advisors) of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on such date (in each case except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, solely in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

(b)  Performance of Obligations of the Company.  The Company shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and Parent shall have received a certificate signed on behalf of the Company by the chief financial officer of the Company to such effect.

(c)  Regulatory Approval.  The Regulatory Approval shall have been obtained and shall not include or be conditioned upon a Burdensome Condition.

SECTION 6.03.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver at or prior to the Effective Time of the following conditions:

(a)  Representations and Warranties.  (i) The representations and warranties of Parent and Sub set forth in Section 3.02(b) (Capital Structure), Section 3.02(f)(i) (Absence of Certain Changes or Events) and Section 3.02(l) (Absence of Voting Requirements) shall be true and correct as of the date hereof and as of the Closing Date as though made on such date (in each case except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) other than, in the case of Section 3.02(b), for inaccuracies that are de minimis in the aggregate, (ii) the representations and warranties of Parent and Sub set forth in the first sentence of Section 3.02(a) (Organization, Standing and Corporate Power), Section 3.02(c)(i) (Authority; Noncontravention) and Section 3.02(m) (Brokers and Other Advisors) of this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and (iii) each of the other representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all respects (disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein) as of the date hereof and as of the Closing Date as though made on such date (except to the extent any of such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except, solely in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

(b)  Performance of Obligations of Parent and Sub.  Each of Parent and Sub shall have, in all material respects, performed or complied with all obligations required to be performed or complied with by it under this Agreement by the time of the Closing, and the Company shall have received a certificate signed on behalf of Parent by an executive officer thereof to such effect.

SECTION 6.04.  Frustration of Closing Conditions.  None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party’s (or (a) in the case of

Parent, Sub’s, and (b) in the case of Sub, Parent’s) failure to perform any of its obligations under this Agreement.

ARTICLE VII

Termination, Amendment and Waiver

SECTION 7.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval, by delivery of written notice to the other parties hereto under the following circumstances:

(a)  by mutual written consent of Parent and the Company;

(b)  by either of Parent or the Company:

(i) if the Merger shall not have been consummated on or before the 7 month anniversary of date of Agreement (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, Sub) to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

(ii) if any Restraint having any of the effects set forth in Section 6.01(c) shall have become final and nonappealable; provided, however, that a party may not terminate this Agreement pursuant to this Section 7.01(b)(ii) if such party (and in the case of Parent, Sub) has not complied in all material respects with its obligations under Section 5.03; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting, as adjourned or postponed from time to time;

(c)  by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured prior to the Outside Date; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if either Parent or Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(d)  by the Company, if Parent or Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured prior to the Outside Date; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(e)  by Parent, in the event that (i) the Board of Directors of the Company shall have failed to include the Company Board Recommendation in the Proxy Statement or take any action specified in clause (ii) of Section 4.02(d), (ii) an Adverse Recommendation Change shall have occurred or (iii) the Board of Directors of the Company fails to publicly reaffirm the Company Board Recommendation within five business days of a request by Parent to make such public reaffirmation following the Company receiving a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender or exchange offer) that has not been withdrawn (provided that Parent may make any such request only once in any 15-day period, which 15-day period is exclusive of the five business day period by the end of which the Company is required to reaffirm the Company Board Recommendation pursuant to this clause (iii)); and

(f)  by the Company, at any time prior to (but not after) obtaining the Company Stockholder Approval if (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of Section 4.02, to enter into an Acquisition Agreement with respect to a Superior Proposal, (ii) concurrently with the termination of this Agreement the Company, subject to complying with the terms of Section 4.02, enters into an Acquisition Agreement with respect to such Superior Proposal and (iii) prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee pursuant to Section 5.06(b).

SECTION 7.02.  Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of the last sentence of Section 5.02(b), Section 5.06, the indemnification and reimbursement obligations pursuant to Section 5.08(c) and Section 5.09(e), this Section 7.02 and Article VIII, which provisions shall survive such termination, and the indemnification and reimbursement obligations pursuant to Section 5.08(c) shall be the Company’s sole and exclusive remedy against the Financing Sources for any loss, cost, liability or expense relating to or arising out of this Agreement, any agreement entered into in connection herewith, or the transactions contemplated hereby or thereby; provided, however that (a) subject to Section 5.06, nothing herein shall relieve the Company, Parent or Sub from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement (it being understood that the failure of Parent or the Company to effect the Closing when required under the terms of the Agreement shall constitute a willful and material breach), and the aggrieved party will be entitled to all rights and remedies available at law or in equity, including in the case of a breach by Parent or Sub, liability to the Company for damages, determined taking into account all relevant factors including, without duplication, the loss of the benefit of the Merger to the Company and the lost stockholder premium and any benefit to Parent or its stockholders arising from such breach and (b) the Confidentiality Agreement shall survive such termination in accordance with its terms.

SECTION 7.03.  Amendment.  This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained and provided further that no amendment to Section 8.13 or this Section 7.03 that in any way affects the rights of the Financing Sources shall be effective except with the prior written consent of the Financing Sources to such amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.04.  Extension; Waiver.  At any time prior to the Effective Time, the Parent, Sub and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by Law, waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE VIII

General Provisions

SECTION 8.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 8.02.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, faxed (with confirmation), electronically mailed in portable document format (PDF) (with confirmation) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Sub, to:

Laboratory Corporation of America Holdings
531 South Spring Street
Burlington, North Carolina 27215
Fax No.:  (336) 436-4177
Attention:  General Counsel
Email:  Vaarts@labcorp.com

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York  10004
Fax No.:  (212) 291-9519
Attention:  Krishna Veeraraghavan, Esq.
Email:  veeraraghavank@sullcrom.com

and to:

Hogan Lovells US LLP
875 Third Avenue
New York, New York 10022
Fax No.:  (212) 918-3100
Attention:  Michael Silver, Esq.
Email:  michael.silver@hoganlovells.com

if to the Company, to:

Covance Inc.
210 Carnegie Center
Princeton, New Jersey 08540
Fax No.:  (609) 419-2585
Attention:  James Lovett
Email:  james.lovett@covance.com

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York  10019
Fax No.:  (212) 474-3700
Attention:   Richard Hall, Esq.
                     Damien R. Zoubek, Esq.
Email:           RHall@cravath.com
                     DZoubek@cravath.com

SECTION 8.03.  Definitions.  For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing confidentiality provisions no less favorable to the Company, in the aggregate, than those set forth in the Confidentiality Agreement, except that such confidentiality agreement need not prohibit the making of a Takeover Proposal and will permit the sharing of information by the Company to Parent in accordance with Section 4.02 of this Agreement;

an “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

“business day” means any day on which banks are not required or authorized to be closed in the City of New York;

“Common Interest Agreement” means the Joint Defense, Common Interest and Confidentiality Agreement, dated October 29, 2014, among counsel for Parent and counsel for the Company (as such agreement may be amended from time to time);

“Commonly Controlled Entity” means any person or entity that, together with the Company or any Subsidiary of the Company, is treated as a single employer under Section 414 of the Code;

“Company Benefit Plan” means any (i) pension plan (as defined in Section 3(2) of ERISA) or post-retirement or employment profit-sharing, insurance, health, medical or fringe plan, program, policy or arrangement, (ii) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), (iii) bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy or arrangement (including the Company Stock Plans), (iv) severance, change in control, employment, consulting, retirement, retention or termination plan, program, agreement, policy or arrangement or (v) other compensation or benefit plan, program, agreement, policy, practice, contract, arrangement or other obligation, whether or not in writing and whether or not subject to ERISA, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other Commonly Controlled Entity (A) for the benefit of any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries or (B) under which the Company or any Commonly Controlled Entity had or have any present or future liability, other than any (x) “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (y) plan, program, policy or arrangement mandated by applicable Laws;

“Company Disclosure Letter” means the letter dated as of the date of this Agreement delivered by the Company to Parent and Sub;

“Company Foreign Subsidiary” means a Subsidiary of the Company that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code;

“Company Intellectual Property” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries, licensed to the Company or any of its Subsidiaries, or otherwise used in the respective businesses of the Company and its Subsidiaries as currently conducted;

“Company Stock Plans” means the Company’s 2010 Employee Equity Participation Plan (including all February, 2013 Performance Share grants), the Company’s 2013 Employee Equity Participation Plan (including all February, 2014 Performance Share Grants), the Company’s 2014 Employee Equity Participation Plan and the Company’s Non-Employee Directors Deferred Stock Plan;

“Company Termination Fee” means $200,000,000;

“Confidentiality Agreement” means the confidentiality letter agreement dated as of October 16, 2014, between Parent and the Company (as such agreement may be amended from time to time);

“Consents” means all notices, reports and other filings required to be made prior to the Effective Time by the Company, Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, expirations of waiting periods and authorizations required to be obtained prior to the Effective Time by the Company, Parent or any of their respective Subsidiaries, under any Antitrust Law in connection with the execution and delivery of the Agreement and the consummation of the Transactions;

“Credit Agreement” means (i) the Third Amended and Restated Credit Agreement, dated as of June 2, 2014, among the Company, the guarantors party thereto, the lenders party thereto and PNC Bank, National Association, as Agent and (ii) all collateral agreements, guarantees and other agreements and documents entered into in connection therewith;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“Existing Senior Notes” means, collectively, (i) the 3.25% Senior Notes, Series 2013A, due November 15, 2018, (ii) the 3.90% Senior Notes, Series 2013B, due November 15, 2020, (iii) the 4.50% Senior Notes, Series 2013C, due November 15, 2023 and (iv) the 4.65% Senior Notes, 2013D, due November 15, 2025, in each case issued pursuant to the Note Purchase Agreement;

“Financing Sources” means any person that has committed to provide the Debt Financing, including the parties to the Debt Financing Commitment and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, each together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, agents and representatives and permitted successors and assigns;

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended;

“Information Privacy and Security Laws” shall mean all Laws that apply to the Company or any of its Subsidiaries concerning the privacy or security of information pertaining to an individual, including, where applicable, HIPAA, state data breach notification Laws, state social security number protection Laws, the European Union Directive 95/46/EC, the Federal Trade Commission Act, Canada’s Personal Information Protection and Electronic Documents Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, and state consumer protection Laws;

“Intellectual Property Rights” means all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (i) patents, patent applications and any reissues, reexaminations, divisions, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (ii) registered and unregistered trademarks, service marks, trade dress, trade names, Internet domain names, logos, corporate names and other indicia of source or origin, and including all goodwill associated with the foregoing, together with all registrations, applications and renewals therefor (collectively, “Marks”); (iii) copyrights, whether registered or unregistered (including copyrights in Software), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor (collectively, “Copyrights”); and (iv) technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, research and development, compositions, manufacturing and production processes, technical data and information, and other similar confidential and proprietary information (collectively, “Trade Secrets”);

“IT Assets” means computers, Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation;

“Knowledge” means (i) with respect to the Company, the actual knowledge, of any of the persons set forth in Section 8.03 of the Company Disclosure Letter and (ii) with respect to Parent or Sub, the actual knowledge of any of the persons set forth in Section 8.03 of the Parent Disclosure Letter, in each case following reasonable inquiry;

“Malicious Code” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” (as such terms are commonly understood in the software industry) or any other code designed to have any of the following functions: (i) disrupting, disabling or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file, in each case, without authorization and without the applicable user’s consent;

“Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, with all other changes, effects, events, occurrences, circumstances and states of fact, (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, circumstances or state of facts to the extent relating to (i) the economy in general, (ii) the pharmaceutical, biotechnology, healthcare, contract research, contract sales, drug development, healthcare informatics, chemical, agrochemical and food industries generally, including changes in the use, adoption or non-adoption of technologies or industry standards, (iii) the securities, credit, financial or other capital markets generally in the United States or elsewhere in the world, including changes in interest rates, (iv) any change in the Company’s stock price or trading volume or any failure, in and of itself, to meet internal or published projections, forecasts or estimates in respect of revenues, earnings, cash flow or other financial or operating metrics for any period (provided, however, that the facts or causes underlying or contributing to such change or failure may be considered in determining whether a Material Adverse Effect has occurred unless otherwise excluded pursuant to any of the other clauses of this definition), (v) changes following the date hereof in Law, legislative or political conditions or policy or practices of any Governmental Entity, (vi) changes following the date of hereof in applicable accounting regulations or principles or official interpretations thereof, (vii) changes in foreign currency rates, (viii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, (ix) the announcement of this Agreement or the Transactions or the consummation of the Transactions (including any loss of customers, suppliers, employees or other commercial relationships or any action taken or requirements imposed by any Governmental Entity in connection with the Transactions) (provided, however, that this clause (ix) shall not apply to Section 3.01(d)(ii)) or (x) actions (or omissions) of the Company and its Subsidiaries taken (or not taken) with the consent of Parent or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business); provided, however, that the changes, effects, events, occurrences, circumstances or states of facts set forth in the foregoing clauses (i), (ii), (iii), (v) and (vi) shall be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent such changes, effects, events, occurrences, circumstances or states of facts have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, when compared to other participants in the industries in which the Company and its Subsidiaries operate, or (2) prevents or materially impairs or delays the ability of the Company to consummate the Merger or the other Transactions;

“Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, but excluding the Debt Financing;

“Note Purchase Agreement” means (i) the Note Purchase Agreement, dated as of October 2, 2013, among the Company and the purchaser parties thereto and (ii) all notes, collateral agreements, guarantees and other agreements and documents entered into in connection therewith, in each case as amended, supplemented or modified from time to time;

“Parent Disclosure Letter” means the letter dated as of the date of this Agreement delivered by Parent to the Company;

“Parent Material Adverse Effect” means any change, effect, event, occurrence, circumstance or state of facts that, with all other changes, effects, events, occurrences, circumstances and states of fact, (1) is or would reasonably be expected to be materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, occurrence, circumstances or state of facts to the extent relating to (i) the economy in general, (ii) the clinical laboratory testing industry generally, including changes in the use, adoption or non-adoption of technologies or industry standards, (iii) the securities, credit, financial or other capital markets generally in the United States or elsewhere in the world, including changes in interest rates, (iv) any change in Parent’s stock price or trading volume or any failure, in and of itself, to meet internal or published projections, forecasts or estimates in respect of revenues, earnings, cash flow or other financial or operating metrics for any period (provided, however, that the facts or causes underlying or contributing to such change or failure may be considered in determining whether a Material Adverse Effect has occurred unless otherwise excluded pursuant to any of the other clauses of this definition), (v) changes following the date hereof in Law, legislative or political conditions or policy or practices of any Governmental Entity, (vi) changes following the date of hereof in applicable accounting regulations or principles or official interpretations thereof, (vii) changes in foreign currency rates, (viii) an act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis, (ix) the announcement of this Agreement or the Transactions or the consummation of the Transactions (including any loss of customers, suppliers, employees or other commercial relationships or any action taken or requirements imposed by any Governmental Entity in connection with the Transactions) (provided, however, that this clause (ix) shall not apply to Section 3.02(c)(ii) or (x) actions (or omissions) of Parent and its Subsidiaries taken (or not taken) with the consent of the Company or as required to comply with the terms of this Agreement (other than any requirement to operate in the ordinary course of business); provided, however, that the changes, effects, events, occurrences, circumstances or states of facts set forth in the foregoing clauses (i), (ii), (iii), (v) and (vi) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such changes, effects, events, occurrences, circumstances or states of facts have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, when compared to the other participants in the industries in which Parent and its Subsidiaries operate or (2) prevents or materially impairs or delays the ability of Parent to consummate the Merger or the other Transactions;

“Parent Stock Plans” means the Parent 2008 Stock Incentive Plan, the Parent 2012 Omnibus Incentive Plan and the Parent 1997 Employee Stock Purchase Plan, as each may be amended from time to time;

“Permitted Liens” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (ii) statutory Liens for Taxes, assessments and other governmental charges and levies that are not yet due or payable or that may thereafter be paid without interest or penalty and for which adequate reserves have been established in accordance with GAAP, (iii) Liens affecting the interest of the grantor of any easements benefiting real property owned by the Company or any of its Subsidiaries that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of, or materially detract from the value of, the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted, (iv) Liens (other than liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants with respect to real property, restrictions and other similar matters that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of, or materially detract from the value of, the assets to which they relate in the business of the Company and its Subsidiaries as presently conducted and (v) zoning, building entitlement and other similar land use codes and regulations promulgated by Governmental Entities;

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

“Personal Information” means the information pertaining to an individual that is regulated or protected by one or more of the Information Privacy and Security Laws;

“Redacted Fee Letter” means a fee letter from a Financing Source redacted to only mask the fees payable to the Financing Source in respect of the Debt Financing, the rates and amounts included in the “market flex” provisions and other economic terms that would not reasonably be expected to adversely affect the amount of availability of the Debt Financing;

“Representative” means, with respect to any person, the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives of such person;

“Rollover Restricted Stock” means any award of Company Restricted Stock granted pursuant to and in accordance with Section 4.01(a) of the Company Disclosure Letter.

“Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing;

a “Subsidiary” of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person; and

“Transactions” means the transactions contemplated by this Agreement, including the Merger and the Debt Financing.

SECTION 8.04.  Interpretation.  (a)  When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article or a Section of, or an Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.

(c)  When a reference is made in this Agreement or the Company Disclosure Letter to information or documents being provided, made available or disclosed to Parent or its Affiliates, such information or documents shall include any information or documents (i) included in the Company Filed SEC Documents, (ii) furnished in the “data room” maintained by the Company at least twenty four (24) hours prior to the execution of this Agreement and to which access has been granted to Parent or (iii) otherwise provided in writing (including electronically) to Parent or its Affiliates.

(d)  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(e)  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(f)  References to a person are also to its permitted successors and permitted assigns.

(g)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 8.05.  Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

SECTION 8.06.  Counterparts.  This Agreement may be executed in one or more counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 8.07.  Entire Agreement; No Third-Party Beneficiaries.  (a)  This Agreement (including the Company Disclosure Letter), the Confidentiality Agreement and the Common Interest Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  Other than as set forth in Section 8.13, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein express or implied shall give or be construed to give any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder, other than in respect of the rights of each indemnified party set forth in Section 5.05 from and after the Effective Time.  Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of Article II relating to the payment of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(j), cash in lieu of any fractional shares payable pursuant to Section 2.02(i), Option Amounts, RSU Amounts, Restricted Stock Consideration and Deferred Stock Unit Consideration, Substituted Restricted Stock and Restricted Cash Awards shall be enforceable by holders of Company Common Stock, Company Stock Options, Company RSUs, Company Restricted Stock and Company Deferred Stock Units, at or immediately prior to, the Effective Time as provided therein.

(b)  Except for the representations and warranties contained in Section 3.01, each of Parent and Sub acknowledges that neither the Company nor any person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Sub in connection with the Transactions.  Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Sub or any other person resulting from the distribution to Parent or Sub, or Parent’s or Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Sub in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Section 3.01.

(c)  Except for the representations and warranties contained in Section 3.02, the Company acknowledges that none of Parent, Sub or any other person on behalf of Parent or Sub makes any other express or implied representation or warranty with respect to Parent or Sub or with respect to any other information provided to the Company in connection with the Transactions.  None of Parent, Sub or any other person will have or be subject to any liability or indemnification obligation to the Company or any other person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the Transactions, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in Section 3.02.

SECTION 8.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND JUDICIAL DECISIONS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS EXECUTED AND PERFORMED ENTIRELY WITHIN SUCH STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SECTION 8.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties hereto, except that each of Parent and Sub may assign all or any of its rights and obligations hereunder to any Affiliate of Parent; provided, however, that such assignment shall not prevent, impair or delay the consummation of the Transactions or otherwise impair the rights of the stockholders of the Company under this Agreement. Notwithstanding the foregoing, no assignment shall limit or affect the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.  Any attempted assignment in violation of this Section 8.09 shall be null and void.

SECTION 8.10.  Specific Enforcement; Consent to Jurisdiction.  (a)  The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor and that the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.  It is accordingly agreed that, the Company and Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement without proof of actual damages.  The parties hereto further agree not to assert that a remedy of specific enforcement by the Company or Parent is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Company or Parent otherwise have an adequate remedy at law.  The parties hereto acknowledge and agree that either the Company or Parent seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

(b)  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of (i) the Court of Chancery of the State of Delaware and (ii) the United States District Court located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement or the Transactions.  Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement or the Transactions in (i) the Court of Chancery of the State of Delaware or (ii) the United States District Court located in the State of Delaware and waives any claim that such suit or proceeding has been brought in an inconvenient forum.  Each of the parties hereto agrees that a final and unappealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction within or outside the United States or in any other manner provided in Law or in equity.  Notwithstanding the foregoing, each of the parties hereto agrees that (I) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, against the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing Commitment or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and (II) solely for purposes of any such action, cause of action, claim, cross-claim or third-party claim referred to in clause (I), this Agreement shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of New York applicable to agreements executed and performed entirely within such state, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 8.11.  WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.11.

SECTION 8.12.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.13.  Provisions Related to the Financing Sources. Notwithstanding any provision of this Agreement, the Company agrees on its behalf and on behalf of its Affiliates that neither the Company nor any of its Affiliates shall have any claim or seek to enforce this Agreement against any Financing Source or any lender participating in the Debt Financing, and that none of the Financing Sources shall have any liability or obligation to Company or its Affiliates relating to this Agreement or any of the transactions contemplated herein (including the Debt Financing).  Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to this Section 8.13 (or amendment or modification with respect to any related definitions as they affect this Section 8.13) shall be effective without the prior written consent of each Financing Source and (b) Section 7.02, Section 7.03, Section 8.10, Section 8.11 and this Section 8.13 are intended to benefit and may be enforced by the Financing Sources and shall be binding on all successors and assigns of Company.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

LABORATORY CORPORATION OF AMERICA HOLDINGS,

By:	/s/ David P. King
Name: David P. King
Title: Chief Executive Officer

NEON MERGER SUB INC.,

By:	/s/ F. Samuel Eberts III
Name: F. Samuel Eberts III
Title President and Secretary

COVANCE INC.,

By:	/s/ Joe Herring
Name: Joe Herring
Title Chairman & CEO

ANNEX I

Index of Defined Terms

Acceptable Confidentiality Agreement	Section 8.03
Acquisition Agreement	Section 4.02(a)
Adverse Recommendation Change	Section 4.02(d)
Affiliate	Section 8.03
Agreement	Preamble
Annual Amount	Section 5.05(c)
Antitrust Laws	Section 5.03(a)
Appraisal Shares	Section 2.01(d)
Authorizations	Section 3.01(j)(vi)
Average Parent Stock Price	Section 2.02(i)
BIS	Section 3.01(j)(vii)
Burdensome Condition	Section 5.03(c)
business day	Section 8.03
Cash Consideration	Section 2.01(c)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
Claim	Section 5.05(b)
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 2.02(h)
Common Interest Agreement	Section 8.03
Commonly Controlled Entity	Section 8.03
Company	Preamble
Company 401(k) Plan	Section 4.01(a)(iv)
Company Benefit Plan	Section 8.03
Company Board Recommendation	Section 3.01(d)(i)
Company Bylaws	Section 3.01(a)
Company Certificate of Incorporation	Section 3.01(a)
Company Common Stock	Recitals
Company Deferred Stock Unit	Section 2.03(d)
Company Disclosure Letter	Section 8.03
Company Employees	Section 5.04(a)
Company Filed SEC Documents	Section 3.01
Company Foreign Subsidiary	Section 8.03
Company Intellectual Property	Section 8.03
Company Preferred Stock	Section 3.01(c)(i)
Company Restricted Stock	Section 3.01(c)(i)
Company RSUs	Section 3.01(c)(i)
Company Stock Options	Section 3.01(c)(i)
Company Stock Plans	Section 8.03
Company Stockholder Approval	Section 3.01(q)
Company Stockholders’ Meeting	Section 5.01(a)
Company Termination Fee	Section 8.03

Confidentiality Agreement	Section 8.03
Consents	Section 8.03
Contract	Section 3.01(d)(ii)
Copyrights	Section 8.03
Credit Agreement	Section 8.03
D&O Tail Premium Cap	Section 5.05(c)
Debt Financing	Section 3.02(g)
Debt Financing Commitment	Section 3.02(g)
Debt Offer	Section 5.09(a)
Debt Redemption	Section 5.09(b)
Deferred Stock Unit Consideration	Section 2.03(d)
DGCL	Section 1.01
Effective Time	Section 1.03
Environmental Law	Section 3.01(o)
ERISA	Section 8.03
Exchange Act	Section 3.01(d)(ii)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Expense Reimbursement	Section 5.06(c)
Existing Senior Notes	Section 8.03
FCPA	Section 3.01(j)(v)
Financing Sources	Section 8.03
Form S-4	Section 5.01(a)
GAAP	Section 3.01(e)(ii)
Governmental Entity	Section 3.01(d)(ii)
Government Official	Section 3.01(j)(v)
Hazardous Materials	Section 3.01(o)
Health Care Laws	Section 3.01(j)(i)
HIPAA	Section 8.03
HSR Act	Section 3.01(d)(ii)
Indebtedness	Section 4.01(a)(x)
Indemnified Party	Section 5.05(b)
Information Privacy and Security Laws	Section 8.03
Intellectual Property Rights	Section 8.03
IT Assets	Section 8.03
Knowledge	Section 8.03
Law	Section 3.01(d)(ii)
Leased Real Property	Section 3.01(u)(i)
Liens	Section 3.01(b)
Malicious Code	Section 8.03
Marks	Section 8.03
Material Adverse Effect	Section 8.03
Merger	Recitals
Merger Consideration	Section 2.01(c)

A-I-2

Merger Transactions	Section 8.03
Non-U.S. Company Benefit Plan	Section 3.01(l)(x)
Note Purchase Agreement	Section 8.03
OFAC	Section 3.01(j)(vii)
Offer Documents	Section 5.09(a)(i)
Option Amount	Section 2.03(a)
Outside Date	Section 7.01(b)(i)
Owned Real Property	Section 3.01(u)(ii)
Parent	Preamble
Parent Bylaws	Section 3.02(a)
Parent Certificate of Incorporation	Section 3.02(a)
Parent Common Stock	Section 3.02(b)(i)
Parent Disclosure Letter	Section 8.03
Parent ESPP	Section 3.02(b)(i)
Parent Filed SEC Documents	Section 3.02
Parent Material Adverse Effect	Section 8.03
Parent Preferred Stock	Section 3.02(b)(i)
Parent Restricted Stock	Section 3.02(b)(i)
Parent SEC Documents	Section 3.02(d)(i)
Parent Stock Options	Section 3.02(b)(i)
Parent Stock Plans	Section 8.03
Parent Termination Fee	Section 5.06(d)
Patents	Section 8.03
Payoff Letter	Section 5.08(b)(vii)
Per Share Option Equivalent Amount	Section 2.03(a)
Permitted Liens	Section 8.03
person	Section 8.03
Personal Information	Section 8.03
Proxy Statement	Section 5.01(a)
Real Property Lease	Section 3.01(u)(i)
Redacted Fee Letter	Section 8.03
Redemption Notice	Section 5.09(b)
Regulatory Approval	Section 6.01(b)
Representative	Section 8.03
Restraints	Section 6.01(c)
Restricted Cash Award	Section 2.03(e)
Restricted Stock Consideration	Section 2.03(b)
Restricted Parties	Section 3.01(j)(vii)
Rollover Restricted Stock	Section 8.03
RSU Amount	Section 2.03(c)
Sarbanes-Oxley Act	Section 3.01(e)(iii)
SEC	Section 3.01
SEC Documents	Section 3.01(e)(i)
Section 262	Section 2.01(d)

A-I-3

Securities Act	Section 3.01(e)(i)
Software	Section 8.03
Specified Contract	Section 3.01(i)
Stock Consideration	Section 2.01(c)
Sub	Preamble
Subsidiary	Section 8.03
Substituted Restricted Stock	Section 2.03(e)
Superior Proposal	Section 4.02(c)
Superior Proposal Termination	Section 4.02(d)
Surviving Corporation	Section 1.01
Takeover Laws	Section 3.01(r)
Takeover Proposal	Section 4.02(a)
Tax Return	Section 3.01(m)
Taxes	Section 3.01(m)
Trade Control Laws	Section 3.01(j)(vii)
Trade Secrets	Section 8.03
Transactions	Section 8.03
Voting Company Debt	Section 3.01(c)(i)
Voting Parent Debt	Section 3.02(b)(i)

A-I-4